Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

CSC Investments II LLC

a wholly owned subsidiary of

Optimum Communications, Inc.

For up to 120,000,000 shares of Class A Common Stock of Optimum Communications, Inc.

At a Purchase Price of $2.50 Per Share

CUSIP: 02156K103

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 30, 2026, UNLESS CSC INVESTMENTS II LLC EXTENDS OR EARLIER TERMINATES THE OFFER (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”).

CSC Investments II LLC, a Delaware limited liability company (“CSC Investments II”) and a wholly owned subsidiary of Optimum Communications, Inc., a Delaware corporation (“Optimum” and, together with CSC Investments II, “we,” “our” or “us”), hereby offers to purchase for cash upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” and, together with this Offer to Purchase, the “Offer”), up to 120,000,000 shares of Optimum’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), at an aggregate cost of no more than $300 million.

The consideration for each share of Class A Common Stock tendered and accepted for purchase pursuant to the Offer will equal $2.50 (the “Purchase Price”). The Purchase Price does not, and will not, include any amount with respect to dividends. If more than 120,000,000 shares of Class A Common Stock are validly tendered and not properly withdrawn as of the Expiration Time, we will accept for purchase 120,000,000 shares of Class A Common Stock. In that event, the shares of Class A Common Stock will be subject to proration, as described in this Offer to Purchase. For additional information with respect to proration, see Section 1.

We reserve the right, in our sole discretion, to increase or decrease the consideration offered to stockholders pursuant to the Offer and to increase or decrease the amount of shares sought in the Offer, subject to applicable law. In addition, if more than 120,000,000 shares of Class A Common Stock are tendered in the Offer, we may accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2.0% of Optimum’s outstanding shares of Class A Common Stock without extending the Expiration Time.

Assuming that the Offer is fully subscribed, the number of shares of Class A Common Stock that will be purchased under the Offer is 120,000,000, which represents approximately 40.9% of the issued and outstanding shares of Optimum’s Class A Common Stock as of May 27, 2026 (or approximately 25.2% of the total issued and outstanding common stock including both Class A Common Stock and Class B Common Stock) or, after giving effect to the Private Exchange Transaction (as defined below), 42.5% of the issued and outstanding shares of Optimum’s Class A Common Stock as of May 27, 2026 (or approximately 30.6% of the total issued and outstanding common stock including both Class A Common Stock and Class B Common Stock).

The Offer is not conditioned upon any minimum number of shares being tendered, nor subject to any financing condition. The Offer is, however, subject to a number of other terms and conditions, as further described in Section 7.

Optimum’s Class A Common Stock is listed on the New York Stock Exchange (the “NYSE”) and trades under the symbol “OPTU.” On May 29, 2026, the last full trading day prior to the commencement of the Offer, the reported closing price of Optimum’s Class A Common Stock on the NYSE was $0.658 per share. You are urged to obtain current market quotations for Optimum’s Class A Common Stock before deciding whether to tender your shares pursuant to the Offer. See Section 8.

As of May 27, 2026, after giving effect to the Private Exchange Transaction, Next Alt S.à.r.l. (“Next Alt”) beneficially owned approximately 27.8% of the outstanding shares of Class A Common Stock and 99.9% of Optimum’s Class B common stock, par value $0.01 per share (the “Class B Common Stock”), representing in the aggregate approximately 90.5% of the voting power in Optimum. Next Alt is a personal holding company of Patrick Drahi, who is its controlling shareholder. Next Alt has informed us that it will not participate in the Offer.

EACH OF CSC INVESTMENTS II’S BOARD OF MANAGERS AND OPTIMUM’S BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER. HOWEVER, NONE OF CSC INVESTMENTS II, OPTIMUM, THE BOARD OF MANAGERS OF CSC INVESTMENTS II, THE BOARD OF DIRECTORS OF OPTIMUM, THE DEPOSITARY (AS DEFINED HEREIN) OR THE INFORMATION AGENT (AS DEFINED HEREIN) MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase, the Letter of Transmittal or other related materials. Any representation to the contrary is unlawful and may be a criminal offense.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

28 Liberty Street, 53rd Floor
New York, New York 10005
Call Toll Free: (866) 796-1290
Banks and Brokers Call Collect: (646) 756-1692
Email: CSC@dfking.com

The Depositary for the Offer is:

Equiniti Trust Company, LLC

1110 Centre Pointe Curve
Suite # 101
Mendota Heights, MN 55120
Attn: Onbase — Reorganization Department

Offer to Purchase, dated June 1, 2026

IMPORTANT

EACH OF CSC INVESTMENTS II’S BOARD OF MANAGERS AND OPTIMUM’S BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER. HOWEVER, NONE OF CSC INVESTMENTS II, OPTIMUM, THE BOARD OF MANAGERS OF CSC INVESTMENTS II, THE BOARD OF DIRECTORS OF OPTIMUM, THE DEPOSITARY (AS DEFINED HEREIN) OR THE INFORMATION AGENT (AS DEFINED HEREIN) MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER. NEXT ALT HAS INFORMED US THAT IT WILL NOT PARTICIPATE IN THE OFFER.

If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:

•        if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•        if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Equiniti Trust Company, LLC, the Depositary for the Offer, at the address shown on the Letter of Transmittal; or

•        if you are an institution participating in The Depository Trust Company (“DTC”) and you hold your shares through DTC, tender your shares according to the procedures for book-entry transfer described in Section 3.

If you want to tender your shares but your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedures for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”), at the telephone numbers and address set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

Neither CSC Investments II nor Optimum has authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer. You should rely only on the information contained or incorporated by reference in this Offer to Purchase and in the Letter of Transmittal. The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of CSC Investments II or Optimum or any of their respective subsidiaries or affiliates since the date hereof. Neither CSC Investments II nor Optimum has authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any such information or representation, you must not rely upon that recommendation, information or representation as having been authorized by CSC Investments II, Optimum, the Depositary or the Information Agent, or any of our or their affiliates.

i

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents relating to the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase the shares of Class A Common Stock?

The Offer is being made by CSC Investments II LLC (“CSC Investments II”), a Delaware limited liability company and a wholly owned subsidiary of Optimum Communications, Inc. (“Optimum”). The principal executive offices of each of CSC Investments II and Optimum are located at 1 Court Square West, Long Island City, New York 11101 and their telephone number is (516) 803-2300. See Section 1.

What will be the Purchase Price for the shares and what will be the form of payment?

The consideration for each share of Class A Common Stock tendered and accepted for purchase pursuant to the Offer will equal $2.50 (the “Purchase Price”). The Purchase Price does not, and will not, include any amount with respect to dividends.

Upon the terms and subject to the conditions of the Offer (including the proration provisions), CSC Investments II will pay the Purchase Price in cash, subject to applicable withholding and without interest, to all stockholders whose shares are accepted for payment pursuant to the Offer.

CSC Investments II is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, up to 120,000,000 shares of Class A Common Stock at the Purchase Price. If more than 120,000,000 shares of Class A Common Stock are validly tendered and not properly withdrawn as of the Expiration Time, we will accept for purchase 120,000,000 shares of Class A Common Stock. In that event, the Class A Common Stock will be subject to proration, as described in this Offer to Purchase.

At the time you tender your shares of Class A Common Stock, you will not know the extent of participation by other holders of Class A Common Stock in the Offer or whether more than 120,000,000 shares of Class A Common Stock will be validly tendered and not properly withdrawn. As a result, you will not know whether we will be able to accept for purchase your validly tendered and not properly withdrawn Class A Common Stock, in whole or in part, at the time you tender the Class A Common Stock.

How many shares of Class A Common Stock is CSC Investments II offering to purchase?

CSC Investments II is offering to purchase, at the Purchase Price, 120,000,000 shares of Class A Common Stock validly tendered in the Offer and not validly withdrawn (representing an aggregate purchase price of $300 million). Assuming that the Offer is fully subscribed, the number of shares that will be purchased under the Offer is 120,000,000, which represents approximately 40.9% of the total number of shares of Class A Common Stock issued and outstanding as of May 27, 2026 (or approximately 25.2% of the total issued and outstanding common stock including both Class A Common Stock and Class B Common Stock) or, after giving effect to the Private Exchange Transaction (as defined below), 42.5% of the issued and outstanding shares of Optimum’s Class A Common Stock as of May 27, 2026 (or approximately 30.6% of the total issued and outstanding common stock including both Class A Common Stock and Class B Common Stock).

If more than 120,000,000 shares of Class A Common Stock are tendered in the Offer, we reserve the right, in our sole discretion, to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2.0% of Optimum’s outstanding shares without extending the Expiration Time. We also reserve the right, in our sole discretion, to increase or decrease the consideration offered to stockholders pursuant to the Offer and to increase or decrease the amount of shares sought in the Offer, subject to applicable law. See Section 1. The Offer is not conditioned upon any minimum number of shares being tendered, nor subject to any financing condition. The Offer is, however, subject to a number of other terms and conditions, as further described in Section 7.

How will CSC Investments II pay for the shares?

The maximum aggregate purchase price for shares purchased in the Offer will be $300 million. We expect that expenses for the Offer will be approximately $500,000.

CSC Investments II expects to pay for the purchase of the shares in the Offer with the proceeds from the Private Placement Transaction (as defined below) and cash on hand. See Section 9.

How long do I have to tender my shares?

You may tender your shares until the Offer expires at the Expiration Time. The Offer will expire at 5:00 p.m., New York City time, on June 30, 2026, unless we extend or earlier terminate the Offer.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

Yes. We can extend the Expiration Time for the Offer in our sole discretion at any time, subject to applicable law. If we extend the Expiration Time for the Offer, we will delay the acceptance of any shares that have been tendered, and any shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also amend (including, without limitation, by increasing or decreasing the consideration offered to stockholders pursuant to the Offer or by increasing or decreasing the value of shares being sought in the Offer) or terminate the Offer, subject to applicable law. See Sections 4, 7 and 15.

How will I be notified if the Offer is extended, amended or terminated?

If the Expiration Time for the Offer is extended, we will issue a press release announcing the extension and the new Expiration Time no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time. If we extend the Expiration Time for the Offer, we will delay the acceptance of any shares that have been tendered, and any shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We will announce any amendment to or termination of the Offer by issuing a press release announcing the amendment or termination. In the event that the terms of the Offer are amended, we will file an amendment to the Offer on Schedule TO describing the amendment, and disseminate additional documents to Optimum’s stockholders, as we determine are necessary. See Section 15.

What is the purpose of the Offer?

We continually seek opportunities to strengthen our capital structure to better position our business for long-term value creation.

On May 29, 2026, CSC Investments II completed a private placement transaction (the “Private Placement Transaction”) in which CSC Investments II sold to certain institutional accredited investors newly issued Series A Preferred Units of CSC Investments II (the “Preferred Units”) having an initial stated value of $300 million for an aggregate purchase price of $300 million. Proceeds from the Private Placement Transaction are intended for general corporate purposes, including to finance the Offer and pay transaction expenses. Also on May 29, 2026, CSC Investments II entered into an exchange transaction (the “Private Exchange Transaction”) with Next Alt S.à.r.l. (“Next Alt”), Next Partner, L.P. (“Next Partner”), an affiliate of Next Alt, and certain members of Optimum’s board of directors and executive management, including each of the “named executive officers” identified in Optimum’s proxy statement for its 2026 annual meeting, wherein CSC Investments II issued additional Preferred Units having an initial stated value of $200 million to Next Partner in exchange for 5,846,652 shares of Class A Common Stock and 74,153,348 shares of Class B Common Stock owned by Next Alt, implying a price of $2.50 per common share, and Preferred Units having an aggregate initial stated value of $12.4 million to such members of Optimum’s board of directors and executive management in exchange for 4.9 million shares of Class A Common Stock. Such exchanged shares are held by CSC Investments II and were not canceled. Next Alt is a personal holding company of Patrick Drahi, who is its controlling shareholder and a member of Optimum’s board of directors. The transactions, including the Private Exchange Transaction, were approved by a committee of independent managers of the board of managers of CSC Investments II.

We also announced that we may, subject to market and other conditions, following completion of consolidated financial statements for CSC Investments II and the filing of a registration statement on Form S-4 with respect to such exchange, offer holders of Class A Common Stock the opportunity to exchange a portion of their shares for similar preferred equity interests in CSC Investments II having an initial stated value of up to $300 million less the aggregate purchase price paid in the Offer (the “Potential Public Exchange Offer”). In the event that CSC Investments II purchases substantially all of the shares that it is offering to purchase in the Offer, it does not intend to commence the Potential Public Exchange Offer.

Although it is CSC Investments II’s current intention to commence the Potential Public Exchange Offer, there can be no assurance that the Potential Public Exchange Offer will ultimately be commenced or consummated, even if less than 120,000,000 shares are purchased in the Offer. We cannot assure you that we will complete the Potential Public Exchange Offer or the timing thereof. In addition, holding preferred equity interests may not be suitable for all Optimum stockholders.

The principal purpose of the Offer is to provide stockholders of Optimum an opportunity to participate directly in the value from the Private Placement Transaction, as well as an opportunity for stockholders to sell their shares at the Purchase Price, without regard to the uncertainty of the timing of or our ability to complete the Potential Public Exchange Offer, the extent to which stockholders are able to exchange their shares in the Potential Public Exchange Offer or the suitability of such an investment for stockholders.

The Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares of Class A Common Stock (subject to the proration described herein if more than 120,000,000 shares of Class A Common Stock are validly tendered and not validly withdrawn) and, thereby, receive a return of some or all of their investment if they so elect, without potential disruption to the share price and the usual transaction costs associated with open market sales.

Each of CSC Investments II’s Board of Managers and Optimum’s Board of Directors has authorized the Offer. However, none of CSC Investments II, Optimum, the Board of Managers of CSC Investments II, the Board of Directors of Optimum, the Depositary or the Information Agent makes any recommendation to stockholders as to whether to tender or refrain from tendering their shares. We have not authorized any person to make any such recommendation. Stockholders must make their own decisions as to whether to tender their shares and, if so, how many shares to tender. In doing so, stockholders should read carefully the information contained in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer. Stockholders are urged to discuss their decisions with their own tax advisor, financial advisor and/or broker.

After the completion of the Offer, we may purchase additional shares in the open market, private transactions, exchange offers, tender offers or otherwise, in each case subject to market and other conditions. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, Optimum’s business and financial position and general economic and market conditions. See Section 2.

What are the conditions to the Offer?

Our obligation to accept and purchase and pay for shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time. In addition, we may terminate the Offer upon the occurrence of certain events described below. These conditions and termination rights include, among others:

•        if, prior to the Expiration Time, CSC Holdings, LLC enters into an agreement with holders of its indebtedness that are party to that certain Cooperation Agreement, dated June 13, 2024, under which all or a portion of such holders agree to enter into a transaction with CSC Holdings, LLC for the restructuring of all or substantially all of its debt securities and such agreement requires the Offer not be consummated;

•        no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the shares;

•        our acceptance for payment, purchase or payment for any shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree, injunction or order;

•        no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic, foreign or supranational, which (1) indicates that any approval or other action of any such court, government, agency or authority may be required in connection with the Offer or the purchase of shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•        no decrease of more than 10.0% in the market price for the Class A Common Stock on the NYSE or in the general level of market prices for equity securities in the United States on the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on May 29, 2026, the last full trading day prior to the commencement of the Offer, shall have occurred;

•        no general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

•        no commencement or escalation, on or after May 31, 2026, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly involving the United States, shall have occurred;

•        no change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general political, market, economic, financial or industry conditions in the United States or (ii) Optimum’s business, general affairs, management, financial position, stockholders’ equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, permits, or prospects or in ownership of Optimum’s shares, which in our reasonable judgment is or may be materially adverse to Optimum or otherwise makes it inadvisable for us to proceed with the Offer shall have occurred;

•        in the case of any of the matters described in the preceding three bullets existing at the time of the announcement of the Offer, as applicable, no material acceleration or worsening thereof shall have occurred;

•        no tender or exchange offer for any or all of Optimum’s outstanding Class A Common Stock (other than the Offer), or any merger, amalgamation, acquisition, business combination or other similar transaction with or involving Optimum or any of Optimum’s subsidiaries, including CSC Investments II, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination or other similar transaction;

•        we shall not have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5.0% of Optimum’s outstanding voting securities, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire voting securities that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) on or before May 31, 2026), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before May 31, 2026 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Optimum’s voting securities that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1.0% or more of Optimum’s outstanding voting securities or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire Optimum or any of Optimum’s subsidiaries or any of Optimum’s or their respective assets or securities;

•        any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall have been obtained or made on terms and conditions satisfactory to us;

•        neither Standard & Poor’s nor Moody’s shall have downgraded or withdrawn the rating accorded any of Optimum’s or its subsidiaries’ indebtedness; or

•        we have not determined that the consummation of the Offer and the purchase of the shares is reasonably likely to:

•        cause the shares to be held of record by less than 300 persons; or

•        cause the shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

The Offer is not conditioned on any financing or any minimum number of shares being tendered. See Section 7.

How will the Offer affect the number of Optimum’s shares outstanding and the number of record holders?

As of May 27, 2026, Optimum had 293,452,846 shares of Class A Common Stock and 183,019,361 shares of Class B Common Stock outstanding and, after giving effect to the Private Exchange Transaction had 282,656,994 shares of Class A Common Stock and 108,866,013 shares of Class B Common Stock outstanding. At the Purchase Price of $2.50 per share, we would purchase 120,000,000 shares if the Offer is fully subscribed, which represents approximately 40.9% of Optimum’s outstanding shares of Class A Common Stock as of May 27, 2026 (or approximately 25.2% of the total issued and outstanding common stock including both Class A Common Stock and Class B Common Stock) after giving effect to the Private Exchange Transaction. If the Offer is fully subscribed, Optimum will have 162,656,994 shares of Class A Common Stock outstanding immediately following the purchase of shares in the Offer (using Optimum’s issued and outstanding shares as of May 27, 2026 after giving effect to the Private Exchange Transaction). The actual number of shares of Class A Common Stock outstanding immediately following completion of the Offer will depend on the number of shares tendered and purchased in the Offer. See Sections 1 and 11.

As of May 27, 2026, after giving effect to the Private Exchange Transaction, Next Alt beneficially owned approximately 27.8% of the outstanding shares of Class A Common Stock and 99.9% of Optimum’s Class B Common Stock, representing in the aggregate approximately 90.5% of the voting power in Optimum. Next Alt is a personal holding company of Patrick Drahi, who is its controlling shareholder. Next Alt has informed us that it will not participate in the Offer.

If any of Optimum’s stockholders who (1) hold shares in their own name as holders of record or (2) are “registered holders” as participants in the DTC’s system whose names appear on a security position listing tender their shares in full (and that tender is accepted in full), then the number of Optimum’s record holders would be reduced. See Section 2.

Stockholders who do not have their shares purchased in the Offer will realize an increase in their relative ownership interest in Optimum following the purchase of shares pursuant to the Offer. See Section 2.

Will Optimum continue as a public company following the Offer?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause Optimum to be delisted from the NYSE or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Offer that such purchase will not cause the shares either (1) to be held of record by less than 300 persons; or (2) to not continue to be eligible to be listed on the NYSE or to not continue to be eligible for registration under the Exchange Act. See Sections 2, 7 and 12.

How do I tender my shares?

If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:

•        if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•        if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Equiniti Trust Company, LLC, the Depositary for the Offer, at the address shown on the Letter of Transmittal; or

•        if you are an institution participating in DTC and you hold your shares through DTC, tender your shares according to the procedures for book-entry transfer described in Section 3 of this Offer to Purchase.

If you want to tender your shares but (1) your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, (2) you cannot comply with the procedures for book-entry transfer on a timely basis or (3) your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply prior to the Expiration Time with the guaranteed delivery procedures described in Section 3.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

May I tender only a portion of the shares that I hold?

Yes. You do not have to tender all of the shares that you own to participate in the Offer.

In what order will CSC Investments II purchase the tendered shares?

If the terms and conditions of the Offer have been satisfied or waived and if 120,000,000 or fewer shares of Class A Common Stock are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn.

If the terms and conditions of the Offer have been satisfied or waived and more than 120,000,000 shares of Class A Common Stock are validly tendered, and not validly withdrawn prior to the Expiration Time, we will purchase shares of Class A Common Stock in the following order of priority:

•        First, all shares owned in “odd lots” (less than 100 shares) that have been validly tendered and not validly withdrawn prior to the Expiration Time (tenders of less than all of the shares owned by an odd lot holder will not qualify for this preference);

•        Second, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) validly tendered (and not validly withdrawn prior to the Expiration Time), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased 120,000,000 shares of Class A Common Stock; and

•        Third, if necessary to permit us to purchase 120,000,000 shares of Class A Common Stock, such shares conditionally validly tendered (and not validly withdrawn prior to the Expiration Time) for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares).

It is therefore possible that some or all of the shares you tender will not be purchased. See Sections 1 and 6.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 shares in the aggregate, you validly tender all of these shares prior to the Expiration Time (and do not validly withdraw such shares before the Expiration Time) and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw your tendered shares at any time prior to the Expiration Time. In addition, unless we have already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after one minute after 11:59 p.m., New York City time, on July 28, 2026, the 40th business day following the commencement of the Offer. See Section 4.

How do I withdraw shares previously tendered?

To validly withdraw tendered shares, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary, at its address set forth on the back cover page of this Offer to Purchase, while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn, and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. You should note that your broker, dealer, commercial bank, trust company or other nominee through which you have tendered shares, will likely have an earlier deadline than the Expiration Time for you to act to instruct them to withdraw a tender pursuant to the Offer. See Section 4.

Has CSC Investments II or Optimum, or their respective Boards of Directors, or Next Alt adopted a position on the Offer?

Although the Boards of Directors of CSC Investments II and Optimum have authorized the Offer, they have not, nor has CSC Investments II, Optimum, the Depositary or the Information Agent made, and they are not making, any recommendation to you as to whether to tender or refrain from tendering your shares. We have not authorized any person to make any such recommendation. You must make your own decisions as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information contained in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker. See Section 2. Next Alt has informed us that it will not participate in the Offer.

Do Optimum’s directors or executive officers intend to tender their shares in the Offer?

Each of Optimum’s directors and executive officers has informed CSC Investments II that he or she will not participate in the Offer. For information regarding the beneficial ownership of shares of Class A Common Stock by Optimum’s directors and executive officers, see Section 11.

What will happen if I do not tender my shares?

Stockholders who do not participate in the Offer will retain their shares of Class A Common Stock and will own a greater percentage interest in Optimum’s outstanding Class A Common Stock following the completion of the Offer. See Section 2.

When and how will CSC Investments II pay for my tendered shares that are accepted for purchase pursuant to the Offer?

If your shares are accepted for purchase in the Offer, CSC Investments II will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer and the acceptance of the shares for payment.

We expect that it may take until at least three business days after the Expiration Time to calculate the final proration factor, if any, and begin paying for tendered shares. We will pay for the shares accepted for purchase by depositing the aggregate purchase price for such shares with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment pursuant to the Offer.

What is the recent market price for Optimum’s Class A Common Stock?

On May 29, 2026, the last full trading day prior to the commencement of the Offer, the reported closing price of Optimum’s Class A Common Stock on the NYSE was $0.658 per share. You are urged to obtain current market quotations for Optimum’s Class A Common Stock before deciding whether to tender your shares pursuant to the Offer. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders shares on your behalf, that person may charge you a fee or commission for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See Section 3.

What is the accounting treatment of the Offer?

The accounting for the purchase of shares pursuant to the Offer will result in a reduction of Optimum’s stockholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase and a corresponding reduction in Optimum’s cash and cash equivalents. See Section 2.

I am a U.S. stockholder. What are the U.S. federal income tax consequences if I tender my shares?

Generally, if you are a United States Holder (as defined in Section 14), you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. Your receipt of cash for your tendered shares will generally be treated as either (1) consideration received in a sale or exchange or (2) a distribution with respect to such shares. Whether the receipt of cash in exchange for shares pursuant to the Offer will be treated as a sale or exchange or as a distribution is subject to significant uncertainty and will depend, in part, upon the results of the Offer, including the number of shares actually purchased and any proration of tendered shares, as well as each United States Holder’s particular facts and circumstances. See Section 14. If you are a United States Holder, you should complete, sign and return to the Depositary, or other applicable withholding agent, the U.S. Internal Revenue Service (“IRS”) Form W-9 included as part of the Letter of Transmittal. If you fail to complete, sign and return to the Depositary or other applicable withholding agent the IRS Form W-9 included in the Letter of Transmittal, you may be subject to U.S. backup withholding. Such withholding would be equal to 24.0% of the gross proceeds paid to you pursuant to the Offer. See Sections 3 and 14 for a more detailed discussion of the tax treatment of the Offer.

EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER.

I am a foreign stockholder. What are the U.S. federal income tax consequences if I tender my shares?

If you are a Non-United States Holder (as defined in Section 14), your receipt of cash for your tendered shares will generally be treated as either (1) consideration received in a sale or exchange or (2) a distribution with respect to such shares. If the receipt of cash by you is treated as consideration received in a sale or exchange, and you are not engaged in a trade or business in the United States to which such consideration is effectively connected, you generally will not be subject to U.S. federal income taxation on the receipt of such cash, subject to certain exceptions. However, if the receipt of cash is treated as a distribution with respect to your tendered shares, you may be subject to tax on the portion of such distribution treated as a “dividend” for U.S. federal income tax purposes at a rate of 30.0% (or a lower rate pursuant to an applicable income tax treaty). If you are a Non-United States Holder, you should complete, sign and return to the Depositary, or other applicable withholding agent, the appropriate IRS Form W-8 to certify your non-United States status and, if applicable, your eligibility for a reduced rate of withholding under an income tax treaty. See Sections 3 and 14. This form can be obtained from the IRS website at www.irs.gov. See Instruction 3 of the related Letter of Transmittal. If you fail to provide an appropriate IRS Form W-8, you may be subject to U.S. backup withholding, currently at a rate of 24.0%, or FATCA withholding (as described in Section 3), at a rate of 30.0%, on the gross proceeds paid to you pursuant to the Offer. See Sections 3 and 14.

As noted above, whether the receipt of cash in exchange for shares pursuant to the Offer will be treated as a sale or exchange or as a distribution is subject to significant uncertainty and will depend, in part, upon the results of the Offer, including the number of shares actually purchased and any proration of tendered shares, as well as each Non-United States Holder’s particular facts and circumstances. See Section 14. Therefore, we and the Depositary, or other applicable withholding agent, will generally presume that all amounts paid to foreign stockholders in exchange for their shares are dividend distributions, and as to each foreign stockholder, U.S. federal income tax will generally be withheld at a 30.0% rate unless such stockholder provides the appropriate IRS Form W-8 pursuant to which the Depositary, or other applicable withholding agent, may determine that an exemption from, or reduction of, such withholding applies. If this 30.0% withholding is applied to a payment, no separate backup withholding or FATCA withholding will be deducted from that same payment. If tax has been withheld but the receipt of cash for your tendered shares is treated as consideration received in a sale or exchange, then, in an appropriate case, you may apply to the IRS for a refund of such withheld amount. See Sections 3 and 14 for a more detailed discussion of the tax treatment of the Offer.

EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER.

Will I have to pay a stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact D.F. King & Co., Inc., the Information Agent for the Offer, at the telephone numbers and address set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at its telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at our expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS

In this Offer to Purchase there are statements concerning our future operating results and future financial performance. Words such as “expects”, “anticipates”, “believes”, “estimates”, “may”, “will”, “should”, “could”, “potential”, “continue”, “intends”, “plans” and similar words and terms used in the discussion of future operating results, future financial performance and future events identify forward-looking statements. Investors are cautioned that such forward-looking statements are not guarantees of future performance, results or events and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors.

We operate in a highly competitive, consumer and technology driven and rapidly changing business that is affected by government regulation and economic, strategic, technological, political and social conditions. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements. In addition, important factors that could cause our actual results to differ materially from those in our forward-looking statements include:

•        the satisfaction of the conditions to our completion of the Offer;

•        the number of shares we are able to purchase pursuant to the Offer;

•        the possibility that we may pursue the Potential Public Exchange Offer;

•        the potential tax implications of a restructuring of debt of CSC Holdings, LLC;

•        competition for broadband, video, and telephony customers from existing competitors (such as broadband communications companies, direct broadcast satellite providers, wireless data and telephony providers and Internet-based providers) and new fiber-based competitors entering our footprint;

•        changes in consumer preferences, laws and regulations or technology that may cause us to change our operational strategies;

•        increased difficulty negotiating programming agreements on favorable terms, if at all, resulting in increased costs to us and the loss of popular programming;

•        increasing programming costs and delivery expenses related to our products and services;

•        our ability to achieve anticipated customer and revenue growth, to successfully introduce new products and services and to implement our growth strategy;

•        our ability to complete our capital investment plans on time and on budget, including our plan to build a parallel fiber-to-the-home (“FTTH”) network;

•        our ability to develop mobile voice and data services and our ability to attract customers to these services;

•        the effects of economic conditions or other factors which may negatively affect our customers’ demand for our current and future products and services;

•        the effects of industry conditions;

•        demand for digital and linear advertising products and services;

•        our substantial indebtedness and debt service obligations;

•        adverse changes in the credit market and availability of capital to refinance or repay future debt obligations, and our ability to adequately address the substantial doubt as to our ability to continue as a going concern;

•        changes as a result of any tax reforms that may affect our business;

•        financial community and rating agency perceptions of our business, operations, financial condition, and the industries in which we operate;

•        the restrictions contained in our financing agreements;

•        our ability to generate sufficient cash flow to meet our debt service obligations;

•        fluctuations in interest rates which may cause our interest expense to vary from quarter to quarter;

•        technical failures, equipment defects, physical or electronic break-ins to our services, computer viruses, and similar problems;

•        cybersecurity incidents as a result of hacking, phishing, denial of service attacks, dissemination of computer viruses, ransomware and other malicious software, misappropriation of data, and other malicious attempts;

•        disruptions to our networks, infrastructure, and facilities as a result of natural disasters, power outages, accidents, maintenance failures, telecommunications failures, degradation of plant assets, terrorist attacks, and similar events;

•        our ability to obtain necessary hardware, software, communications equipment and services and other items from our vendors at reasonable costs;

•        our ability to effectively integrate acquisitions and to maximize expected operating efficiencies from our acquisitions, if any;

•        significant unanticipated increases in the use of bandwidth-intensive Internet-based services;

•        the outcome of litigation, government investigations and other proceedings; and

•        other risks and uncertainties inherent in our cable and broadband communications businesses and our other businesses, including those listed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Optimum’s Annual Report on Form 10-K filed with the SEC on February 13, 2026 and under Item 1.A. “Risk Factors” in Optimum’s Quarterly Report on Form 10-Q filed with the SEC on May 7, 2026, each of which is incorporated herein by reference.

These factors are not necessarily all of the important factors that could cause our actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could cause our actual results to differ materially from those expressed in any of our forward-looking statements.

Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements are made only as of the date of this Offer to Purchase. Except to the extent required by law, we do not undertake, and specifically decline any obligation, to update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

You should read this Offer to Purchase with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. We qualify all forward-looking statements by these cautionary statements.

Certain numerical figures included in this Offer to Purchase have been subject to rounding adjustments. Accordingly, such numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

INTRODUCTION

To the Stockholders of Optimum Communications, Inc.:

CSC Investments II LLC (“CSC Investments II”), a wholly owned subsidiary of Optimum Communications, Inc. (“Optimum”), invites Optimum’s stockholders to tender their shares of Class A Common Stock for purchase by CSC Investments II at $2.50 per share (the “Purchase Price”). CSC Investments II is offering to purchase up to 120,000,000 shares at the Purchase Price having an aggregate value of no more than $300 million. The Offer will expire at 5:00 p.m., New York City time, on June 30, 2026, unless the Offer is extended or terminated by us (such date and time, as they may be extended, the “Expiration Time”).

Upon the terms and subject to the conditions to the Offer, we will pay the Purchase Price for shares of Optimum’s Class A Common Stock validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered by tendering stockholders. All shares of Class A Common Stock acquired by CSC Investments II in the Offer will be acquired at the Purchase Price. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time. See Sections 3 and 4.

If more than 120,000,000 shares of Class A Common Stock are tendered in the Offer, we reserve the right, in our sole discretion, to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2.0% of Optimum’s outstanding shares without extending the Expiration Time. We also reserve the right, in our sole discretion, to increase or decrease the consideration offered to stockholders pursuant to the Offer and to increase or decrease the amount of shares sought in the Offer, subject to applicable law. See Section 1.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, NOR SUBJECT TO ANY FINANCING CONDITION. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS, AS FURTHER DESCRIBED IN SECTION 7.

EACH OF CSC INVESTMENTS II’S BOARD OF MANAGERS AND OPTIMUM’S BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER. HOWEVER, NONE OF CSC INVESTMENTS II, OPTIMUM, THE BOARD OF MANAGERS OF CSC INVESTMENTS II, THE BOARD OF DIRECTORS OF OPTIMUM, THE DEPOSITARY (AS DEFINED HEREIN) OR THE INFORMATION AGENT (AS DEFINED HEREIN) MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER. NEXT ALT HAS INFORMED US THAT IT WILL NOT PARTICIPATE IN THE OFFER.

If the terms and conditions of the Offer have been satisfied or waived and if 120,000,000 or fewer shares of Class A Common Stock are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn.

If the terms and conditions of the Offer have been satisfied or waived and more than 120,000,000 shares of Class A Common Stock are validly tendered, and not validly withdrawn prior to the Expiration Time, we will purchase shares of Class A Common Stock in the following order of priority:

•        First, all shares owned in “odd lots” (less than 100 shares) that have been validly tendered and not validly withdrawn prior to the Expiration Time (tenders of less than all of the shares owned by an odd lot holder will not qualify for this preference);

•        Second, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) validly tendered (and not validly withdrawn prior to the Expiration Time), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased 120,000,000 shares of Class A Common Stock; and

•        Third, if necessary to permit us to purchase 120,000,000 shares of Class A Common Stock, such shares conditionally validly tendered (and not validly withdrawn prior to the Expiration Time) for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares).

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender. See Section 1.

The Purchase Price will be paid to stockholders whose shares are accepted for payment in cash, less any applicable withholding taxes and without interest. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of shares by us pursuant to the Offer. Stockholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if stockholders tender shares through such nominees and not directly to the Depositary. See Section 3.

Any tendering stockholder or other payee who is a United States Holder (as defined in Section 14) and who fails to complete, sign and return to the Depositary, or other applicable withholding agent, the IRS Form W-9 included with the Letter of Transmittal may be subject to U.S. federal income tax backup withholding, currently at a rate of 24.0%. Any tendering stockholder or other payee who is a Non-United States Holder (as defined in Section 14) and who fails to complete, sign and return to the Depositary, or other applicable withholding agent, the appropriate IRS Form W-8 (available on the IRS website at www.irs.gov), may be subject to U.S. federal income tax backup withholding currently at a rate of 24.0% or FATCA withholding (as described in Section 3), currently at a rate of 30.0%. Such withholding would apply to the gross proceeds paid to the stockholder or other payee pursuant to the Offer, unless such stockholder or other payee establishes that such stockholder or other payee is within the class of persons that is exempt from such withholding. See Section 3. Also, see Section 14 regarding material U.S. federal income tax consequences of the Offer.

We will pay all reasonable fees and expenses incurred in connection with the Offer by D.F. King & Co., Inc., the Information Agent, and Equiniti Trust Company, LLC (the “Depositary”) for the Offer. See Section 16.

As of May 27, 2026, Optimum had 293,452,846 shares of Class A Common Stock and 183,019,361 shares of Class B Common Stock outstanding and, after giving effect to the Private Exchange Transaction had 282,656,994 shares of Class A Common Stock and 108,866,013 shares of Class B Common Stock outstanding. At the Purchase Price of $2.50 per share, we would purchase 120,000,000 shares if the Offer is fully subscribed, which represents approximately 40.9% of Optimum’s outstanding shares of Class A Common Stock as of May 27, 2026 (or approximately 25.2% of the total issued and outstanding common stock including both Class A Common Stock and Class B Common Stock) or, after giving effect to the Private Exchange Transaction, 42.5% of the issued and outstanding shares of Optimum’s Class A Common Stock (or approximately 30.6% of the total issued and outstanding common stock including both Class A Common Stock and Class B Common Stock). If the Offer is fully subscribed, Optimum will have 162,656,994 shares of Class A Common Stock outstanding immediately following the purchase of shares in the Offer (using Optimum’s issued and outstanding shares as of May 27, 2026, as adjusted to give effect to the Private Exchange Transaction). The actual number of shares of Class A Common Stock outstanding immediately following completion of the Offer will depend on the number of shares tendered and purchased in the Offer. See Sections 1 and 11.

As of May 27, 2026, after giving effect to the Private Exchange Transaction, Next Alt beneficially owned approximately 27.8% of the outstanding shares of Class A Common Stock and 99.9% of Optimum’s Class B Common Stock, representing in the aggregate approximately 90.5% of the voting power in Optimum. Next Alt is a personal holding company of Patrick Drahi, who is its controlling shareholder. Next Alt has informed us that it will not participate in the Offer.

Optimum’s Class A Common Stock is listed on the NYSE and trades under the symbol “OPTU.” On May 29, 2026, the last full trading day prior to the commencement of the Offer, the reported closing price of Optimum’s Class A Common Stock on the NYSE was $0.658 per share. You are urged to obtain current market quotations for Optimum’s Class A Common Stock before deciding whether to tender your shares pursuant to the Offer. See Section 8.

THE OFFER

1       Number of Shares; Purchase Price; Proration

General.    The Purchase Price will be $2.50 per share, and the maximum number of shares that may be purchased pursuant to the Offer shall not exceed 120,000,000 shares of Class A Common Stock (representing an aggregate purchase price of $300 million). All shares of Class A Common Stock acquired in the Offer will be acquired at the Purchase Price. Only shares validly tendered, and not validly withdrawn, will be eligible for purchase in the Offer. Shares not purchased in the Offer will be returned to the tendering stockholders promptly after the Expiration Time.

All stockholders who have validly tendered and not validly withdrawn their shares will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority, proration and conditional tender described below.

If more than 120,000,000 shares of Class A Common Stock are tendered in the Offer, we reserve the right, in our sole discretion, to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2.0% of Optimum’s outstanding shares without extending the Expiration Time. We also reserve the right, in our sole discretion, to increase or decrease the consideration offered to stockholders pursuant to the Offer and to increase or decrease the amount of shares sought in the Offer, subject to applicable law.

Shares acquired pursuant to the Offer will be acquired by CSC Investments II free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such shares to stockholders of record on or prior to the date on which the shares are purchased under the Offer, shall be for the account of such stockholders. See Section 8.

The Offer is not conditioned upon any minimum number of shares being tendered, nor subject to any financing condition. The Offer is, however, subject to a number of other terms and conditions, as further described in Section 7.

Priority of Purchases.    If the terms and conditions of the Offer have been satisfied or waived and if 120,000,000 or fewer shares of Class A Common Stock are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn.

If the terms and conditions of the Offer have been satisfied or waived and more than 120,000,000 shares of Class A Common Stock are validly tendered, and not validly withdrawn prior to the Expiration Time, we will purchase shares of Class A Common Stock in the following order of priority:

•        First, all shares owned in “odd lots” (less than 100 shares) that have been validly tendered and not validly withdrawn prior to the Expiration Time (tenders of less than all of the shares owned by an odd lot holder will not qualify for this preference);

•        Second, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) validly tendered (and not validly withdrawn prior to the Expiration Time), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased 120,000,000 shares of Class A Common Stock; and

•        Third, if necessary to permit us to purchase 120,000,000 shares of Class A Common Stock, such shares conditionally validly tendered (and not validly withdrawn prior to the Expiration Time) for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares).

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.

As we noted above, we may elect to purchase more than 120,000,000 shares of Class A Common Stock in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of shares.

Odd Lots.    The term “odd lots” means all shares validly tendered prior to the Expiration Time and not validly withdrawn by any person who owned, beneficially or of record, a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in his or her name and tenders such shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also any applicable odd lot discounts that might apply to sales of their shares in market transactions. Any Odd Lot Holder wishing to tender all of his or her shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration.    The proration period is the period for accepting shares on a pro rata basis in the event that the Offer is over-subscribed. The proration period will expire as of the Expiration Time. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to conditional tenders described in Section 6, proration for each stockholder tendering shares (other than Odd Lot Holders) will be based on the ratio of the total number of shares to be purchased by us (excluding shares purchased from Odd Lot Holders) to the number of shares validly tendered and not validly withdrawn by all stockholders (other than Odd Lot Holders). This ratio will be applied to stockholders (other than Odd Lot Holders) validly tendering shares to determine the number of shares that will be purchased from each tendering stockholder in the Offer. Because of the time required to verify the number of shares validly tendered and not validly withdrawn, and because of the odd lot procedures described above and the conditional tender procedures described in Section 6, if the Offer is over-subscribed, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until at least three business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder’s decisions whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such stockholder. The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on Optimum’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2       Purpose of the Offer; Certain Effects of the Offer

We continually seek opportunities to strengthen our capital structure to better position our business for long-term value creation.

On May 29, 2026, CSC Investments II completed a private placement transaction (the “Private Placement Transaction”) in which CSC Investments II sold to certain institutional accredited investors newly issued Series A Preferred Units of CSC Investments II (the “Preferred Units”) having an initial stated value of $300 million for an aggregate purchase price of $300 million. Proceeds from the Private Placement Transaction are intended for general corporate purposes, including to finance the Offer and pay transaction expenses. Also on May 29, 2026, CSC Investments II entered into an exchange transaction (the “Private Exchange Transaction”) with Next Alt S.à.r.l. (“Next Alt”), Next Partner, L.P. (“Next Partner”), an affiliate of Next Alt, and certain members of Optimum’s board of directors and executive management, including each of the “named executive officers” identified in Optimum’s proxy statement for its 2026 annual meeting, wherein CSC Investments II issued additional Preferred Units having an initial stated value of $200 million to Next Partner in exchange for 5,846,652 shares of Class A Common Stock and 74,153,348 shares of Class B Common Stock owned by Next Alt, implying a price of $2.50 per common share, and Preferred Units having an aggregate initial stated value of $12.4 million to such members of Optimum’s board of directors and executive management in exchange for 4.9 million shares of Class A Common Stock. Such exchanged shares are held by CSC Investments II and were not canceled. Next Alt is a personal holding company of Patrick Drahi, who is its controlling shareholder and a member of Optimum’s board of directors. The transactions, including the Private Exchange Transaction, were approved by a committee of independent managers of the board of managers of CSC Investments II. CSC Investments II is an unrestricted subsidiary of CSC Holdings, LLC (“CSC Holdings”) and a holding company for certain of CSC Holdings’ designated unrestricted subsidiaries. The Preferred Units are perpetual preferred interests in CSC Investments II. Cumulative dividends accrue on the stated value of the Preferred Units and are payable quarterly at a rate of 13.0% per annum if paid in cash or 15.0% if compounded. The Preferred Units are redeemable by CSC Investments II at any time at a redemption price equal to the greater of (i) 100.0% of the then-current stated value and (ii) the amount necessary to result in the Applicable Minimum MOIC (as defined in the agreement governing the Preferred Units). The Preferred Units are subject to mandatory redemption upon the occurrence of certain specified events.

We also announced that we may, subject to market and other conditions, following completion of consolidated financial statements for CSC Investments II and the filing of a registration statement on Form S-4 with respect to such exchange, offer holders of Class A Common Stock the opportunity to exchange a portion of their shares for similar preferred equity interests in CSC Investments II having an initial stated value of up to $300 million less the aggregate purchase price paid in the Offer (the “Potential Public Exchange Offer”). In the event that CSC Investments II purchases substantially all of the shares that it is offering to purchase in the Offer, it does not intend to commence the Potential Public Exchange Offer.

Although it is CSC Investments II’s current intention to commence the Potential Public Exchange Offer, there can be no assurance that the Potential Public Exchange Offer will ultimately be commenced or consummated, even if less than 120,000,000 shares are purchased in the Offer. We cannot assure you that we will complete the Potential Public Exchange Offer or the timing thereof. In addition, holding preferred equity interests may not be suitable for all Optimum stockholders.

The principal purpose of the Offer is to provide stockholders of Optimum an opportunity to participate directly in the value from the Private Placement Transaction, as well as an opportunity for stockholders to sell their shares at the Purchase Price, without regard to the uncertainty of the timing of or our ability to complete the Potential Public Exchange Offer, the extent to which stockholders are able to exchange their shares in the Potential Public Exchange Offer or the suitability of such an investment for stockholders.

The Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares of Class A Common Stock (subject to the proration described herein if more than 120,000,000 shares of Class A Common Stock are validly tendered and not validly withdrawn) and, thereby, receive a return of some or all of their investment if they so elect, without potential disruption to the share price and the usual transaction costs associated with open market sales. Stockholders who do not participate in the Offer will retain their shares of Class A Common Stock and will own a greater percentage interest in Optimum’s outstanding Class A Common Stock following the completion of the Offer, while also bearing the attendant risks associated with owning shares of Class A Common Stock.

The Offer is subject to a number of conditions, including that CSC Investments II may terminate the Offer if, prior to the Expiration Time, CSC Holdings, LLC enters into an agreement with holders of its indebtedness that are party to that certain Cooperation Agreement, dated June 13, 2024, under which all or a portion of such holders agree to enter into a transaction with CSC Holdings, LLC for the restructuring of all or substantially all of its debt securities and such agreement requires the Offer not be consummated.

Each of CSC Investments II’s Board of Managers and Optimum’s Board of Directors has authorized the Offer. However, none of CSC Investments II, Optimum, the Board of Managers of CSC Investments II, the Board of Directors of Optimum, the Depositary or the Information Agent makes any recommendation to stockholders as to whether to tender or refrain from tendering their shares. We have not authorized any person to make any such recommendation. Stockholders must make their own decisions as to whether to tender their shares and, if so, how many shares to tender. In doing so, stockholders should read carefully the information contained in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer. Stockholders are urged to discuss their decisions with their own tax advisor, financial advisor and/or broker.

After the completion of the Offer, we may purchase additional shares in the open market, private transactions, exchange offers, tender offers or otherwise, in each case subject to market and other conditions. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, Optimum’s business and financial position and general economic and market conditions.

Certain Effects of the Offer.    Stockholders who do not tender their shares in the Offer and stockholders who otherwise retain an equity interest in Optimum as a result of a partial tender of shares or proration will continue to be owners of Optimum and be subject to the risks of such ownership. If we complete the Offer, those stockholders will realize an increase in their relative ownership interest in Optimum and also will bear the attendant risks associated with the increased ownership interest. Stockholders may be able to sell non-tendered shares in the future at a net price that may be more or less favorable than the Purchase Price to be paid to Optimum’s stockholders pursuant to the Offer. We can give no assurance as to the price at which a stockholder may be able to sell its shares in the future.

The Offer will reduce Optimum’s “public float” (the number of shares of Optimum’s Class A Common Stock owned by non-affiliated stockholders and available for trading in the securities markets), and is likely to reduce the number of Optimum’s stockholders. These reductions may also reduce the volume of trading in Optimum’s shares of Class A Common Stock and may result in lower stock prices, reduced liquidity and greater volatility following completion of the Offer. In addition, the Offer will increase the proportional ownership of Optimum’s directors and executive officers who do not participate in the Offer and any other stockholders who do not participate or participate only in part in the Offer.

As of May 27, 2026, Optimum had 293,452,846 shares of Class A Common Stock and 183,019,361 shares of Class B Common Stock outstanding and, after giving effect to the Private Exchange Transaction had 282,656,994 shares of Class A Common Stock and 108,866,013 shares of Class B Common Stock outstanding. At the Purchase Price of $2.50 per share, we would purchase 120,000,000 shares if the Offer is fully subscribed, which represents approximately 40.9% of Optimum’s outstanding shares of Class A Common Stock as of May 27, 2026 (or approximately 25.2% of the total issued and outstanding common stock including both Class A Common Stock and Class B Common Stock) or, after giving effect to the Private Exchange Transaction, 42.5% of the issued and outstanding shares of Optimum’s Class A Common Stock (or approximately 30.6% of the total issued and outstanding common stock including both Class A Common Stock and Class B Common Stock). If the Offer is fully subscribed, Optimum will have 162,656,994 shares of Class A Common Stock outstanding immediately following the purchase of shares in the Offer (using Optimum’s issued and outstanding shares as of May 27, 2026, as adjusted to give effect to the Private Exchange Transaction). The actual number of shares of Class A Common Stock outstanding immediately following completion of the Offer will depend on the number of shares tendered and purchased in the Offer. See Sections 1 and 11.

As of May 27, 2026, after giving effect to the Private Exchange Transaction, Next Alt beneficially owned approximately 27.8% of the outstanding shares of Class A Common Stock and 99.9% of Optimum’s Class B Common Stock, representing in the aggregate approximately 90.5% of the voting power in Optimum. Next Alt is a personal holding company of Patrick Drahi, who is its controlling shareholder.

Next Alt has informed us that it will not participate in the Offer. Each of Optimum’s directors and executive officers has also informed CSC Investments II that he or she will not participate in the Offer. For information regarding the beneficial ownership of shares of Class A Common Stock by Optimum’s directors and executive officers, see Section 11.

The completion of the Offer in accordance with its terms and conditions will not cause Optimum to be delisted from the NYSE or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Offer that such purchase will not cause the shares either (1) to be held of record by less than 300 persons; or (2) to not continue to be eligible to be listed on the NYSE or to not continue to be eligible for registration under the Exchange Act. See Section 7.

Optimum’s shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares pursuant to the Offer, Optimum’s shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Other Plans or Proposals.    Except as disclosed or incorporated by reference in this Offer to Purchase, Optimum currently has no plans, proposals or negotiations that relate to or would result in:

•        any extraordinary transaction, such as a merger, reorganization or liquidation, involving Optimum or any of its material subsidiaries;

•        any purchase, sale or transfer of assets of Optimum or any of its subsidiaries which is material to Optimum and its subsidiaries, taken as a whole;

•        any material change in the present dividend rate or policy, or indebtedness or capitalization of Optimum;

•        any material change in the present Board of Directors or management of Optimum, including, but not limited to, any plans or proposals to change the number or the term of directors or to change any material term of the employment contract of any executive officer;

•        any other material change in Optimum’s corporate structure or business;

•        any class of equity securities of Optimum becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NYSE;

•        the suspension of Optimum’s obligation to file reports under the Exchange Act;

•        the acquisition by any person of additional securities of Optimum, or the disposition by any person of securities of Optimum, other than in connection with awards granted to, or shares purchased by, employees in the ordinary course of business; or

•        any changes in Optimum’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Optimum.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

3       Procedures for Tendering Shares

Valid Tender of Shares.    For shares to be tendered validly in the Offer:

•        the certificates for shares of Optimum’s Class A Common Stock, or confirmation of receipt of the shares pursuant to the procedures for book-entry transfer set forth below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

•        the tendering stockholder must, prior to the Expiration Time, comply with the guaranteed delivery procedure set forth below.

Stockholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their shares. Stockholders who hold shares through nominee stockholders are urged to consult their nominees to determine whether any charges may apply if stockholders tender shares through such nominees and not directly to the Depositary.

Odd Lot Holders must tender all of their shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, if they wish to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

Stockholders may tender shares subject to the condition that all or a specified minimum number of shares be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the minimum number of shares to be purchased.

STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 14.

Signature Guarantees and Method of Delivery.    If a certificate for shares of Optimum’s Class A Common Stock is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution (as defined below). No signature guarantee is required if:

•        the Letter of Transmittal is signed by the registered holder of the shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•        shares are tendered for the account of a broker, dealer, commercial bank, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a broker, dealer, commercial bank, credit union, savings association or other entity that is also an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at DTC, as described below), a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for shares of Optimum’s Class A Common Stock, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, validly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Information Agent or DTC. Any documents delivered to us, the Information Agent or DTC will not be forwarded to the Depositary and therefore will not be deemed to be validly tendered.

Book-Entry Delivery.    The Depositary will establish an account with respect to the shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the shares by causing DTC to transfer those shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a validly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Time or (2) the guaranteed delivery procedures described below must be followed if book-entry transfer of the shares cannot be effected prior to the Expiration Time.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Optimum may enforce such agreement against that participant.

Guaranteed Delivery.    If a stockholder desires to tender shares in the Offer and the stockholder’s stock certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Time (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Time, the shares may still be tendered if all of the following conditions are satisfied:

•        the tender is made by or through an Eligible Institution;

•        the Depositary receives by mail, overnight courier or facsimile transmission, prior to the Expiration Time, a validly completed and duly executed Notice of Guaranteed Delivery in the form Optimum has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•        the certificates for all tendered shares, in valid form for transfer (or confirmation of book-entry transfer of the shares into the Depositary’s account at DTC), together with a validly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within one business day after the Expiration Time.

Stockholders may contact the Information Agent or their broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase.

Procedures for Equity Awards.    We are not offering, as part of the Offer, to purchase unvested or deferred equity awards or equity awards measured with respect to performance which have not been earned and paid out, and tenders of such equity awards will not be accepted.

Return of Unpurchased Shares.    If any tendered shares are not purchased, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the valid withdrawal of the shares, or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

U.S. Federal Income Tax Backup Withholding.    Under the U.S. federal income tax backup withholding rules, a portion (24.0% under current law) of the gross proceeds payable to a stockholder or other payee pursuant to the Offer may be withheld and remitted to the IRS, unless the stockholder or other payee (i) establishes that it is an “exempt recipient” (as described below) or (ii) provides its taxpayer identification number (employer identification number or social security number) to the Depositary, or other applicable withholding agent (as payor), as well as certain other information, and certifies under penalties of perjury that the number is correct, the stockholder or other payee is a United States person and the stockholder or other payee is not subject to backup withholding. Therefore, each tendering stockholder or other payee that is a United States Holder (as defined in Section 14) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the stockholder or other payee otherwise establishes to the satisfaction of the Depositary, or other applicable withholding agent, that the stockholder or other payee is not subject to backup withholding. If a United States Holder does not provide the Depositary, or other applicable withholding agent, with its correct taxpayer identification number, the United States Holder may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the tendering stockholder’s or other payee’s U.S. federal income tax liability, if any. If backup withholding results in an overpayment of taxes, a refund may be obtained, so long as the required information is timely furnished to the IRS.

Certain “exempt recipients” (including, among others, generally all corporations, individual retirement accounts and certain Non-United States Holders (as defined in Section 14)) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that holder should submit an appropriate IRS Form W-8, signed under penalties of perjury, attesting to that holder’s exempt status. This form can be obtained from the IRS website at www.irs.gov. See Instruction 3 of the related Letter of Transmittal.

In addition, the Depositary (or other applicable withholding agent) may be required to report to the IRS the payment of the Offer proceeds to nonexempt stockholders.

Stockholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

For a discussion of U.S. federal income tax consequences to tendering stockholders, see Section 14.

United States Federal Withholding Tax on Payments to Non-United States Holders.    Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary, or other applicable withholding agent, will generally treat the entire amount payable to a Non-United States Holder as a dividend distribution from Optimum and, accordingly, will generally withhold an amount equal to 30.0% of the gross payments payable to the Non-United States Holder or its agent unless (a) the Depositary, or other applicable withholding agent, determines that a reduced rate of, or exemption from, withholding is available under an applicable income tax treaty or (b) an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-United States Holder’s conduct of a trade or business within the United States (and, if required pursuant to an applicable income tax treaty, the gross proceeds are attributable to a United States permanent establishment maintained by such Non-United States Holder) (see Section 14).

To obtain a reduced rate of, or exemption from, withholding under an applicable income tax treaty, a Non-United States Holder must deliver to the Depositary, or other applicable withholding agent, a validly completed and executed IRS Form W-8BEN or W-8BEN-E, as appropriate, before payment is made, certifying that the Non-United States Holder is a non-U.S. person and is entitled to a reduced rate of, or exemption from, withholding under the applicable income tax treaty. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary, or other applicable withholding agent, a validly completed and executed IRS Form W-8ECI before payment is made. A Non-United States Holder that qualifies for an exemption from withholding by delivering an IRS Form W-8ECI generally will be required to file a U.S. federal income tax return and, subject to any applicable income tax treaty, generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 14 as if it were a United States Holder. Additionally, in the case of a foreign corporation, such income may be subject to a branch profits tax at a rate of 30.0% (or a lower rate specified in an applicable income tax treaty). The Depositary (or other applicable withholding agent) will determine a stockholder’s status as a Non-United States Holder and eligibility for a reduced rate of, or an exemption from, withholding by reference to valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN, W-8BEN-E, or IRS Form W-8ECI, as appropriate) received from the Non-United States Holder unless facts and circumstances indicate that reliance is not warranted. If this 30.0% withholding is applied to a payment, no separate backup withholding or FATCA withholding (described below) will be deducted from that same payment.

As discussed in more detail in Section 14, a Non-United States Holder may be eligible to obtain a refund from the IRS of all or a portion of any amount withheld if (a) the Non-United States Holder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 that would characterize the transaction as a sale or exchange (as opposed to a distribution) with respect to which the Non-United States Holder is not subject to tax, or (b) the Non-United States Holder is otherwise able to establish that no tax or a reduced amount of tax is due, and in each case the requisite information is timely furnished to the IRS.

FATCA Withholding Taxes.    Provisions commonly referred to as “FATCA” impose withholding of 30.0% on payments of dividends by U.S. corporations to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and the entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden).

As described above under “United States Federal Withholding Tax on Payments to Non-United States Holders,” the applicable withholding agent generally will treat the entire amount payable to a Non-United States Holder as a dividend distribution from Optimum, which is subject to standard 30.0% U.S. federal withholding tax. Separately, such payments may be subject to a 30.0% withholding tax under FATCA if paid to a foreign financial institution or certain other non-U.S. entities that fail to comply with FATCA reporting rules. If the applicable withholding agent withholds tax under FATCA due to such non-compliance, it generally will not also withhold the 30.0% U.S. federal income tax or the 24.0% backup withholding described above under “United States Federal Withholding Tax on Payments to Non-United States Holders.” Non-United States Holders are urged to consult with their tax advisors regarding the effect, if any, of the FATCA provisions on them based on their particular circumstances.

Non-United States Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the IRS refund procedure.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by CSC Investments II, in its sole discretion, and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. CSC Investments II reserves the absolute right to reject any or all tenders of any shares that it determines are not in valid form or the acceptance for payment of or payment for any shares which it determines may be unlawful. CSC Investments II also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Time with respect to all tendered shares. CSC Investments II also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular shares, whether or not CSC Investments II waives similar defects or irregularities in the case of any other stockholder. No tender of shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering stockholder or waived by CSC Investments II. CSC Investments II will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of CSC Investments II, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot, such person has a “net long position” (i.e., more shares held in long positions than in short positions) in (1) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of shares (“Equivalent Securities”) that are equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) such stockholder has a “net long position” in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of

Rule 14e-4 and (ii) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Lost or Destroyed Certificates.    If any certificate representing shares of Optimum’s Class A Common Stock has been lost or destroyed, the stockholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this Offer to Purchase. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Certificates for shares, together with a validly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Optimum, the Information Agent or DTC. Any certificates delivered to Optimum, the Information Agent or DTC will not be forwarded to the Depositary and will not be deemed to be validly tendered.

4       Withdrawal Rights

Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Time. In addition, unless Optimum has already accepted your tendered shares for payment, you may withdraw your tendered shares at any time following one minute after 11:59 P.M., New York City time, on July 28, 2026, the 40th business day following the commencement of the Offer. Except as otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received in a timely manner, as described in the immediately preceding paragraph, by the Depositary at its address set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the person who tendered the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering stockholder also must submit the serial numbers shown on those particular certificates for shares to be withdrawn and, unless an Eligible Institution has tendered those shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the procedures for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion and such determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of Optimum, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. However, validly withdrawn shares may be re-tendered prior to the Expiration Time by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in the purchase of shares, or are unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to Optimum’s or CSC Investments II’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of CSC Investments II, and such shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4 (subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities promptly after the termination of the Offer).

5       Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, CSC Investments II will pay for shares validly tendered and not validly withdrawn prior to the Expiration Time, taking into account the number of shares so tendered, up to 120,000,000 shares of Class A Common Stock. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, shares that are validly tendered and not validly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we do not expect to be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until at least three business days after the Expiration Time. Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tenders, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Time, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to such other person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.

6       Conditional Tender of Shares

Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the shares purchased pursuant to the Offer. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have payment for shares sold pursuant to the Offer treated as received in a sale or exchange of such shares by the stockholder, rather than as a distribution to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that all or a specified minimum number of the stockholder’s shares tendered must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate the minimum number of shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any stockholder tendering shares.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any shares are to be purchased. After the Expiration Time, if more than 120,000,000 shares of Class A Common Stock are validly tendered and not validly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all shares validly tendered, conditionally or unconditionally, and not validly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any tendering stockholder below the minimum number specified by that stockholder, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Time.

After giving effect to these withdrawals, upon the terms and subject to the conditions of the Offer, we will accept the remaining shares validly tendered, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below 120,000,000 shares of Class A Common Stock, then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase 120,000,000 shares of Class A Common Stock. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have validly tendered all of their shares.

7       Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer (including, without limitation, by increasing or decreasing the consideration offered to stockholders pursuant to the Offer or by increasing or decreasing the value of shares being sought in the Offer) or may postpone the acceptance for payment of, or the purchase of or the payment for, shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Time, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

•        if, prior to the Expiration Time, CSC Holdings, LLC enters into an agreement with holders of its indebtedness that are party to that certain Cooperation Agreement, dated June 13, 2024, under which all or a portion of such holders agree to enter into a transaction with CSC Holdings, LLC for the restructuring of all or substantially all of its debt securities and such agreement requires the Offer not be consummated;

•        no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the shares;

•        our acceptance for payment, purchase or payment for any shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree, injunction or order;

•        no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic, foreign or supranational, which (1) indicates that any approval or other action of any such court, government, agency or authority may be required in connection with the Offer or the purchase of shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•        no decrease of more than 10.0% in the market price for the Class A Common Stock on the NYSE or in the general level of market prices for equity securities in the United States on the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on May 29, 2026, the last full trading day prior to the commencement of the Offer, shall have occurred;

•        no general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

•        no commencement or escalation, on or after May 31, 2026, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly involving the United States, shall have occurred;

•        no change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general political, market, economic, financial or industry conditions in the United States or (ii) Optimum’s business, general affairs, management, financial position, stockholders’ equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, permits, or prospects or in ownership of Optimum’s shares, which in our reasonable judgment is or may be materially adverse to Optimum or otherwise makes it inadvisable for us to proceed with the Offer shall have occurred;

•        in the case of any of the matters described in the preceding three bullets existing at the time of the announcement of the Offer, as applicable, no material acceleration or worsening thereof shall have occurred;

•        no tender or exchange offer for any or all of Optimum’s outstanding Class A Common Stock (other than the Offer), or any merger, amalgamation, acquisition, business combination or other similar transaction with or involving Optimum or any of Optimum’s subsidiaries, including CSC Investments II, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination or other similar transaction;

•        we shall not have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5.0% of Optimum’s outstanding voting securities, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire voting securities that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) on or before May 31, 2026), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before May 31, 2026 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Optimum’s voting securities that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1.0% or more of Optimum’s voting securities or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire Optimum or any of Optimum’s subsidiaries or any of Optimum’s or their respective assets or securities;

•        any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall have been obtained or made on terms and conditions satisfactory to us;

•        neither Standard & Poor’s nor Moody’s shall have downgraded or withdrawn the rating accorded any of Optimum’s or its subsidiaries’ indebtedness; or

•        we have not determined that the consummation of the Offer and the purchase of the shares is reasonably likely to:

•        cause the shares to be held of record by less than 300 persons; or

•        cause the shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us (other than because of any action or inaction by us or our affiliates), in whole or in part, prior to the Expiration Time. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in subsequent judicial proceeding if our determinations are challenged by stockholders. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Time; provided that, notwithstanding the foregoing, in the event that one or more of the events described above occurs, we will promptly notify stockholders of our determination as to whether we will waive or modify the applicable condition(s) and continue the tender offer or to terminate the tender offer.

The Offer is not conditioned on any financing or any minimum number of shares being tendered.

8       Price Range of Shares; Dividends

Optimum’s Class A Common Stock is traded on the NYSE under the symbol “OPTU.” The following table sets forth the high and low sales prices for the Class A Common Stock as reported by the NYSE for the periods indicated.

	High	Low
Fiscal Year Ending December 31, 2026
First quarter	$2.02	$1.20
Second quarter (through May 29, 2026)	$1.75	$0.583
Fiscal Year Ended December 31, 2025
Fourth quarter	$2.74	$1.59
Third quarter	$2.98	$2.03
Second quarter	$2.87	$1.95
First quarter	$3.20	$2.25
Fiscal Year Ended December 31, 2024
Fourth quarter	$2.83	$2.19
Third quarter	$2.59	$1.52
Second quarter	$2.79	$1.84
First quarter	$3.29	$1.78

On May 29, 2026, the last full trading day prior to the commencement of the Offer, the reported closing price of Optimum’s Class A Common Stock on the NYSE was $0.658 per share. You are urged to obtain current market quotations for Optimum’s Class A Common Stock before deciding whether to tender your shares pursuant to the Offer.

Optimum’s board of directors has not declared or paid dividends on the Class A Common Stock since 2018. Optimum currently intends to retain its earnings to finance the development of its business, but such policy may change depending upon, among other things, our earnings, financial condition and capital requirements.

9       Source and Amount of Funds

Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the shares pursuant to the Offer, together with the fees and expenses arising from the Offer to be approximately $300.7 million. We expect to fund the Offer, including such fees and expenses, with proceeds from the Private Placement Transaction and cash on hand. The Offer is subject to the conditions described in Section 7.

10     Certain Information Concerning CSC Investments II and Optimum

CSC Investments II is a Delaware limited liability company and a wholly owned subsidiary of Optimum. CSC Investments II is a holding company for certain unrestricted subsidiaries of Optimum. The principal executive offices of CSC Investments II are located at 1 Court Square West, Long Island City, New York 11101, and its telephone number is (516) 803-2300.

Optimum’s mission is to be the connectivity provider of choice in every community it serves.

Optimum provides broadband, video, telephony, and mobile services to both residential and business customers. Optimum also provides enterprise-grade fiber connectivity, bandwidth, and managed services to enterprise and hyperscaler customers and provides advertising time and services to advertisers. As of March 31, 2026, Optimum had approximately 3.1 million homes and businesses passed with its state-of-the-art FTTH network. In addition, Optimum offers various news programming through traditional linear and digital platforms to consumers across its footprint.

The prices Optimum charges for its services vary based on the number of services and associated service level or tier its customers choose, coupled with any promotions Optimum may offer.

Optimum’s principal executive offices are located at 1 Court Square West, Long Island City, New York 11101. Optimum’s telephone number at that address is (516) 803-2300 and its website address is www.optimum.com. The information contained on Optimum’s website, unless otherwise expressly provided herein, is neither part of, nor incorporated by reference into, this Offer to Purchase.

Major Shareholders.    As of May 27, 2026, after giving effect to the Private Exchange Transaction, Next Alt S.à.r.l. (“Next Alt”) beneficially owned approximately 27.8% of the outstanding shares of Class A Common Stock and 99.9% of Optimum’s Class B Common Stock, representing in the aggregate approximately 90.5% of the voting power in Optimum. Next Alt is a personal holding company of Patrick Drahi, who is its controlling shareholder. Next Alt has informed us that it will not participate in the Offer. Assuming the completion of the Offer, the relative ownership interest of Next Alt in Optimum will increase.

The business address of Next Alt is 5 rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg.

Available Information.    Optimum is subject to the informational filing requirements of the Exchange Act, and, accordingly, is obligated to file reports, statements and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Optimum’s directors and executive officers, their remuneration, the principal holders of Optimum’s securities and any material interest of these persons in transactions with Optimum is required to be disclosed in proxy statements distributed to Optimum’s stockholders and filed with the SEC. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer.

The SEC maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access Optimum’s publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may also go to the Investor Relations section of Optimum’s website located at https://investors.optimum.com to access the Schedule TO and related documents. The information contained on or accessible through Optimum’s website, unless otherwise expressly provided herein, is neither part of, nor incorporated by reference into, this Offer to Purchase. You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Optimum Communications, Inc.
1 Court Square West,
Long Island City, New York 11101
Telephone: (516) 803-2300

Incorporation by Reference.    We are incorporating by reference information into this Offer to Purchase, which means that we are disclosing important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about Optimum and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules, unless expressly incorporated by reference herein):

•        Optimum’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed on February 13, 2026;

•        the information specifically incorporated by reference into Optimum’s Annual Report from Optimum’s definitive proxy statement on Schedule 14A, filed with the SEC on April 30, 2026;

•        Optimum’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026 filed on May 7, 2026; and

•        Optimum’s Current Reports on Form 8-K as filed with the SEC on January 12, 2026, March 9, 2026, March 13, 2026, April 2, 2026 and June 1, 2026.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. Please note that the Schedule TO to which this Offer to Purchase relates does not permit forward “incorporation by reference.” If a material change occurs in the information set forth in this Offer to Purchase, we will amend the Schedule TO accordingly.

11     Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

Interests of Directors and Executive Officers.    The following table presents certain information as of May 27, 2026 with respect to the beneficial ownership of Optimum Class A Common Stock and Class B Common Stock by:

•        each of Optimum’s current directors;

•        each of Optimum’s named executive officers;

•        all of Optimum’s directors and executive officers as a group; and

•        each stockholder known by us to be the beneficial owner of more than 5.0% of Optimum’s outstanding Class A Common Stock and Class B Common Stock.

As of May 27, 2026, Optimum had 293,452,846 shares of Class A Common Stock and 183,019,361 shares of Class B Common Stock outstanding and, after giving effect to the Private Exchange Transaction had 282,656,994 shares of Class A Common Stock and 108,866,013 shares of Class B Common Stock outstanding. Percentages in the table below are calculated after giving effect to the Private Exchange Transaction.

As of May 27, 2026, after giving effect to the Private Exchange Transaction, our directors and executive officers as a group (12 persons) owned an aggregate of 129,393,740 shares of our Class A Common Stock and 108,731,066 of our Class B Common Stock (which includes equity awards that are scheduled to vest on or prior to July 31, 2026), representing approximately 31.8% of the total number of outstanding shares of Class A Common Stock (including all outstanding stock options that are scheduled to vest on or prior to July 31, 2026) and 99.9% of the total number of outstanding shares of Class B Common Stock. Each of Optimum’s directors and executive officers has informed CSC Investments II that he or she will not participate in the Offer.

Optimum’s directors and executive officers may, subject to applicable law and applicable policies and practices of Optimum, sell their shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to Optimum’s stockholders pursuant to the Offer. Assuming that no such transactions occur, the beneficial ownership of Optimum’s directors and executive officers will proportionately increase as a percentage of Optimum’s outstanding Class A Common Stock following the consummation of the Offer.

The above information regarding Optimum’s directors and executive officers represents our understanding of their current intent. Each of Optimum’s directors and executive officers has informed CSC Investments II that he or she will not participate in the Offer.

Next Alt has informed us that it will not participate in the Offer. Assuming we purchase 120,000,000 shares of Class A Common Stock in the Offer (the maximum number of shares that may be purchased pursuant to the Offer), based on Next Alt’s current share ownership (after giving effect to the Private Exchange Transaction), the proportional beneficial ownership of Next Alt, together with Next Alt’s 99.9% ownership of Optimum’s Class B Common Stock (which are convertible into Class A Common Stock on a one for one basis), would be approximately 39.9% of the Class A Common Stock on an as converted basis. Assuming Next Alt has not converted its Class B Common Stock into Class A Common Stock prior to the completion of the Offer, based on the above, Next Alt would have 94.2% of the voting power of Optimum being held by Next Alt.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to this table and subject to applicable community property laws, Optimum believes that each stockholder identified in the table possesses sole voting and investment power over all Class A Common Stock and/or Class B Common Stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Optimum Communications, Inc., 1 Court Square West, Long Island City, New York 11101.

Name of Beneficial Owner	Shares Beneficially Owned
	Class A		Class B		% Total Voting Power(1)
	Number	%(1)	Number	%
5% Stockholders(2)
Next Alt S.à.r.l.(3)(4)	108,731,066	27.8	108,731,066	99.9	90.5
Barclays PLC(5)	19,275,919	6.8	—	—	*
Empyrean Capital Partners, LP(6)	24,578,407	8.7	—	—	*
BlackRock Inc.(7)	18,135,603	6.4	—	—	*
Deutsche Bank AG(8)	14,927,405	5.3	—	—	*
Named Executive Officers and Directors(9)
Dennis Mathew(10)	3,107,422	1.1	—	—	*
Marc Sirota	402,372	*	—	—	*
Michael Olsen(11)	384,479	*	—	—	*
Michael Parker	47,815	*	—	—	*
Patrick Drahi(3)(4)(12)	111,599,888	28.3	108,731,066	99.9	90.5
David Drahi	0	*	—	—	—
Dexter Goei(13)	13,031,038	4.5	—	—	*
Mark Mullen(14)	108,538	*	—	—	*

Name of Beneficial Owner	Shares Beneficially Owned
	Class A		Class B		% Total Voting Power(1)
	Number	%(1)	Number	%
Dennis Okhuijsen	0	*	—	—	—
Susan Schnabel(15)	126,871	*	—	—	*
Charles Stewart(16)	442,579	*	—	—	*
Raymond Svider(17)	142,738	*	—	—	*
All executive officers and directors as a group	129,393,740	31.8%	108,731,066	99.9%	90.7%

____________

(1)      An asterisk has been provided for any holder with less than 1.0% of the applicable class of equity or voting power.

(2)      5% stockholders have the same applicable voting rights as other holders of Class A Common Stock and Class B Common Stock.

(3)      Includes 108,731,066 shares of Class B Common Stock held by Next Alt. Each share of Class B Common Stock is convertible at any time upon written notice of the holder into one share of Class A Common Stock.

(4)      The principal address for the personal holding companies controlled by Mr. Patrick Drahi or his family is 1, Rue Hildegard Von Bingen, L-1282 Luxembourg, Grand Duchy of Luxembourg.

(5)      Pursuant to Schedule 13G/A filed on March 21, 2025, the amount reported consists of shares beneficially owned, as of December 31, 2024 by Barclays PLC (“Barclays”) with sole dispositive power over 19,275,919 shares of Class A Common Stock. The principal address of Barclays is 1 Churchill Place, London — E14 5HP.

(6)      Pursuant to Schedule 13G/A filed jointly by Empyrean Capital Partners, LP (“Empyrean”) and Amos Meron, general partner of Empyrean on May 15, 2026, the amount reported consists of shares beneficially owned, as of March 31, 2026, by Empyrean and Mr. Meron. Such information indicates that as of March 31, 2026, Empyrean and Mr. Meron have shared voting power over 24,578,407 shares of Class A Common Stock and shared dispositive power over 24,578,407 shares of Class A Common Stock. The principal business address of Empyrean and Mr. Meron is 10250 Constellation Boulevard, Suite 2950, Los Angeles, CA 90067.

(7)      Pursuant to Schedule 13G filed on July 17, 2025, the amount reported consists of shares beneficially owned, as of June 30, 2025 by BlackRock, Inc. (“BlackRock”) with sole voting power over 17,565,818 shares of Class A Common Stock and sole dispositive power over 18,135,603 shares of Class A Common Stock. The principal address of BlackRock is 50 Hudson Yards, New York, NY 10001.

(8)      Pursuant to Schedule 13G/A filed jointly by Deutsche Bank AG (“Deutsche Bank”) and Deutsche Bank Securities Inc. (“DBS”) on May 13, 2026, the amount reported consists of shares beneficially owned, as of March 31, 2026, by Deutsche Bank and DBS. Such information indicates that as of March 31, 2026, Deutsche Bank and DBS have shared voting power over 14,927,405 shares of Class A Common Stock and shared dispositive power over 14,927,405 shares of Class A Common Stock. The principal business address of Deutsche Bank and DBS is 1 Columbus Circle, New York, NY, 10019.

(9)      The address for these persons is c/o Optimum Communications, Inc., 1 Court Square West, Long Island City, NY 11101.

(10)    Includes 2,358,490 shares of Class A Common Stock issuable upon the exercise of presently exercisable options.

(11)    Includes 48,828 shares of Class A Common Stock issuable upon the vesting of restricted stock units within 60 days.

(12)    The shares of Class A Common Stock and shares of Class B Common Stock reported as beneficially owned by Next Alt are also reported as beneficially owned by Patrick Drahi. Additionally, includes 2,868,822 shares of Class A Common Stock issuable upon the exercise of presently exercisable options to purchase Class A Common Stock held by UpperNext, a wholly-owned and controlled personal holding company of Patrick Drahi. Mr. Drahi is a director of Optimum, and Next Alt is party to a stockholder agreement with Optimum pursuant to which it has certain rights to appoint directors of Optimum.

(13)    Mr. Goei holds shares of Class A Common Stock individually and through personal holding companies. Includes 9,484,597 shares of Class A Common Stock issuable upon the exercise of presently exercisable options.

(14)    Includes 29,531 shares of Class A Common Stock issuable upon the exercise of presently exercisable options.

(15)    Includes 27,864 shares of Class A Common Stock issuable upon the exercise of presently exercisable options.

(16)    Includes 428,654 shares of Class A Common Stock issuable upon the exercise of presently exercisable options.

(17)    Includes 29,531 shares of Class A Common Stock issuable upon the exercise of presently exercisable options.

Recent Securities Transactions.    Based on Optimum’s records and information provided to us by Optimum’s affiliates, subsidiaries, directors and executive officers, neither we nor, to the best of our knowledge, any of Optimum’s affiliates, directors or executive officers, have effected any transactions in Optimum’s Class A Common Stock during the 60 days before the date of commencement of this Offer, except for the following transactions:

Name	Date of Transaction	Nature of Transaction	Number of Shares	Price Per Share
Next Alt S.à.r.l.	May 29, 2026	Private Exchange Transaction described herein	80,000,000	$2.50
Dexter Goei	May 29, 2026	Private Exchange Transaction described herein	2,610,400	$2.50
Dennis Mathew	May 29, 2026	Private Exchange Transaction described herein	550,800	$2.50
Marc Sirota	May 29, 2026	Private Exchange Transaction described herein	296,000	$2.50
Mike Parker	May 29, 2026	Private Exchange Transaction described herein	166,800	$2.50
Michael Olsen	May 29, 2026	Private Exchange Transaction described herein	246,400	$2.50
Raymond Svider	May 29, 2026	Private Exchange Transaction described herein	82,800	$2.50
Mark Mullen	May 29, 2026	Private Exchange Transaction described herein	58,000	$2.50
Susan Schnabel	May 29, 2026	Private Exchange Transaction described herein	58,000	$2.50
Charles Stewart	May 29, 2026	Private Exchange Transaction described herein	10,000	$2.50
Michael Olsen	May 1, 2026	Sale of Class A Common Stock(1)	20,000	$1.59
Maria Bruzzese	April 8, 2026	Tax withholding upon vesting of restricted stock units of Class A Common Stock(2)	5,914	$1.29

____________

(1)      As reported on a Form 4 filed with the SEC on May 4, 2026.

(2)      As reported on a Form 4/A filed with the SEC on April 13, 2026.

Employment Agreements.    Optimum maintains a written employment agreement with Dennis Mathew, Optimum’s Chairman of the Board of Directors and Chief Executive Officer. The agreement sets forth the general terms and conditions of employment of Mr. Mathew, including base salary, annual incentive awards, long term incentive awards and employee benefit plan participations. In addition, pursuant to his employment agreement, Mr. Mathew is subject to restrictive covenants, including non-competition and non-solicitation provisions. Optimum also maintains a written employment agreement with Marc Sirota, Optimum’s Chief Financial Officer. The agreement sets forth the general terms and conditions of employment of Mr. Sirota including base salary, annual incentive awards, long term incentive awards and employee benefit plan participations. In addition, pursuant to his employment agreement, Mr. Sirota is subject to restrictive covenants, including non-competition and non-solicitation provisions.

Clawback Policy.    On November 1, 2023, Optimum adopted the Optimum Communications, Inc. Dodd-Frank Clawback Policy (the “Clawback Policy”). Optimum’s Clawback Policy is intended to comply with the requirements of Section 303A.14 of the Listed Company Manual of the New York Stock Exchange relating to erroneously awarded compensation and seeks reimbursement by executive officers of Optimum of erroneously awarded incentive-based compensation awarded to executive officers of Optimum.

Insider Trading Policy.    Optimum has adopted the Optimum Communications, Inc. Insider Trading Policy (the “Insider Trading Policy”) applicable to Optimum’s directors, employees, certain consultants, certain family members of company personnel and entities controlled by the foregoing (“Covered Persons”), as well as Optimum itself. Optimum’s Insider Trading Policy, among other things, (i) prohibits Covered Persons from trading in securities of Optimum and certain other companies while in possession of material, non-public information, (ii) prohibits Covered Persons from disclosing material, non-public information of Optimum, or another publicly traded company, to others who may trade on the basis of that information, and (iii) requires that certain designated persons only purchase or sell Optimum securities during an open window period, subject to limited exceptions.

Director Indemnification Agreements.    Optimum has entered into indemnification agreements with Optimum’s directors (the “Indemnification Agreements”). The Indemnification Agreements provide that, among other things, Optimum will indemnify a director against certain liabilities that may arise by reason of status or service with Optimum, and that Optimum will advance expenses paid or incurred as a result of a proceeding as to which the director may be indemnified. The Agreement also provides customary procedures regarding the defense of certain claims.

10b5-1 Plans.    Optimum’s executive officers may enter, and some have entered, into customary 10b5-1 plans with brokers from time to time, pursuant to which they may execute purchases or sales of shares of Class A Common Stock. In addition, as part of Optimum’s Repurchase Plan, Optimum may enter into 10b-5-1 plans with brokers from time to time, pursuant to which Optimum may repurchase shares of Class A Common Stock.

Equity Incentive Plans.    Optimum’s equity incentive plans include the Optimum Communications, Inc. (f/k/a Altice USA, Inc.) 2017 Long Term Incentive Plan, as amended (the “2017 LTIP”). The Amended and Restated 2017 LTIP permits the award of options, restricted shares, restricted share units, stock appreciation rights, performance stock, performance stock units and other awards. The maximum aggregate number of shares that may be issued for all purposes under the 2017 LTIP is 89,879,291.

Other Compensatory Arrangements.    Optimum’s practices with respect to equity awards to Optimum’s directors and executive officers as well as Optimum’s equity ownership guidelines, severance plans, compensation recovery policy for executive officers and limitations on hedging and pledging are described more fully in Optimum’s proxy statement on Schedule 14A, filed with the SEC on April 30, 2026 (the “2026 Proxy Statement”). Optimum also provides other compensatory arrangements to its employees, including officers, and directors, certain of which are described in the 2026 Proxy Statement.

General.    Except as otherwise described in this Offer to Purchase or the documents incorporated by reference herein, none of CSC Investments II or Optimum nor, to the best of CSC Investments II’s and Optimum’s knowledge, any of their respective affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of Optimum, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Please see Optimum’s periodic and current reports and proxy statements filed with the SEC for detailed descriptions of the arrangements disclosed above. In addition, to the extent required by SEC rules, copies of the agreements or forms of the agreements disclosed above have been filed with the SEC.

12     Effects of the Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares of Optimum’s Class A Common Stock pursuant to the Offer will reduce the number of shares of Optimum’s Class A Common Stock that might otherwise be traded publicly and is likely to reduce the number of Optimum’s stockholders.

The completion of the Offer in accordance with its terms and conditions will not cause Optimum to be delisted from the NYSE or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Offer that such purchase will not cause the shares either (1) to be held of record by less than 300 persons; or (2) to not continue to be eligible to be listed on the NYSE or to not continue to be eligible for registration under the Exchange Act. See Section 7.

Optimum’s shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, Optimum’s shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

Optimum’s Class A Common Stock is registered under the Exchange Act, which requires, among other things, that Optimum furnish certain information to Optimum’s stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of Optimum’s stockholders. We believe that our purchase of shares pursuant to the terms of the Offer will not result in Optimum’s Class A Common Stock becoming eligible for deregistration under the Exchange Act.

It is a condition of our obligation to purchase shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that Optimum’s Class A Common Stock will be eligible for deregistration under the Exchange Act. See Section 7.

13     Legal Matters; Regulatory Approvals

We are not aware of any antitrust laws or any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any shares tendered. See Section 7.

14     Material U.S. Federal Income Tax Consequences

The following discussion is a summary of certain U.S. federal income tax considerations of participating in the Offer for “United States Holders” or “Non-United States Holders” (each as defined below) that hold the shares as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). This discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof, and all of which are subject to change, potentially with retroactive effect. This discussion is not binding on the U.S. Internal Revenue Service (“IRS”). We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion is for general information only and does not address all tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•        insurance companies;

•        tax-exempt entities or organizations;

•        brokers or dealers in securities or commodities;

•        traders in securities that make mark-to-market elections with respect to their securities holdings;

•        banks or other financial institutions;

•        real estate investment trusts;

•        regulated investment companies;

•        “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•        grantor trusts;

•        United States Holders with a functional currency for U.S. federal income tax purposes other than the U.S. dollar;

•        United States Holders that hold shares in connection with a trade or business conducted, or a permanent establishment or fixed base located, outside the United States;

•        employee benefit plans;

•        U.S. expatriates or former citizens or residents of the United States;

•        personal holding companies;

•        persons that hold or have held (directly, indirectly or constructively) more than 5.0% of the fair market value of the shares;

•        persons that hold shares as part of a wash sale, hedge, straddle, conversion, constructive sale or other integrated transaction;

•        persons that hold shares in individual retirement or other tax-deferred accounts;

•        directors, employees, former employees or other persons who received shares pursuant to any employee benefit plans or the exercise of any employee stock option or otherwise as compensation; or

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to shares being taken into account in an applicable financial statement.

In addition, this discussion does not address any tax consequences arising from the Medicare tax on net investment income or any alternative minimum tax. This discussion also does not address the tax considerations arising under any state, local or non-U.S. laws (including any financial transaction taxes or similar taxes that may be imposed by jurisdictions outside of the United States), or under U.S. federal estate or gift tax laws. Additionally, this summary does not address the tax consequences of transactions effectuated before, after, or concurrently with the Offer (whether or not any such transactions are consummated in connection with the Offer), including, without limitation, the Potential Public Exchange or any other transaction in which shares are involved, or the tax consequences to holders of any other interest in us, including options or similar rights to acquire shares.

In addition, this discussion does not address the tax treatment of “S” corporations, partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes), other pass-through entities, investors in such entities or arrangements, or persons that hold shares through such entities or arrangements. Accordingly, partnerships or other pass-through entities or arrangements that hold shares and partners in or owners of such partnerships or pass-through entities or arrangements should consult their tax own advisors.

As used herein, the term “United States Holder” means a beneficial owner of shares that is for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation, or any other entity or arrangement taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

As used herein, a “Non-United States Holder” is a beneficial holder of shares that is not a United States Holder.

Investors are urged to consult their own tax advisors regarding the particular tax consequences to them of participating in the Offer, including the applicability and effects of U.S. federal estate or gift tax rules or the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or any applicable tax treaty.

Consequences to Stockholders Who Do Not Participate in the Offer.

Stockholders who do not participate in the Offer will not incur any U.S. federal income tax as a result of the exchange of shares for cash by other stockholders pursuant to the Offer.

Consequences to Tendering United States Holders.

Characterization of the Purchase.    An exchange of shares for cash pursuant to the Offer will, depending on the United States Holder’s particular circumstances, generally be treated for U.S. federal income tax purposes as either a taxable sale or exchange or as a taxable distribution with respect to such United States Holder’s shares.

A United States Holder’s exchange of shares for cash pursuant to the Offer will be treated as a sale or exchange of the shares for U.S. federal income tax purposes pursuant to Sections 302 and 304 of the Code if the exchange (i) results in a “complete termination” of the United States Holder’s stock interest in Optimum; (ii) is a “substantially disproportionate” redemption with respect to the United States Holder; or (iii) is “not essentially equivalent to a dividend” with respect to the United States Holder (the “Section 302 tests”).

In determining whether any of these tests have been met, a United States Holder must take into account not only the stock that the United States Holder actually owns, but also the stock that it constructively owns within the meaning of Section 318 of the Code (as modified by Sections 302(c) and 304(b)(1) of the Code). Under these constructive ownership rules, a United States Holder generally will be considered to own those shares of stock owned, directly or indirectly, by certain members of the United States Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the United States Holder has an equity interest, as well as shares of stock the United States Holder has an option to purchase. For purposes of determining whether the Section 302 tests are satisfied, shares owned by CSC Investments II will be attributed to a United States Holder such that, following the exchange, such United States Holder will be treated as owning both its remaining directly-held shares (if any) and a proportionate indirect interest in shares held by CSC Investments II, which proportion may be impacted by the number of shares tendered and accepted from other tendering stockholders and any proration of tendered shares. As a result, there is significant uncertainty as to whether a United States Holder will qualify for sale or exchange treatment with respect to shares tendered pursuant to the Offer. United States Holders should consult their own tax advisors with respect to the operation of these constructive ownership rules under their particular circumstances.

The purchase of a United States Holder’s shares by CSC Investments II in the Offer will result in a “complete termination” of the United States Holder’s stock interest in Optimum if either (1) all of the shares of stock in Optimum actually and constructively owned by the United States Holder are exchanged for cash pursuant to the Offer or (2) all of the shares of stock in Optimum actually owned by the United States Holder are exchanged for cash pursuant to the Offer and the United States Holder is eligible to waive, and effectively waives, the attribution of all shares of stock in Optimum constructively owned by the United States Holder in accordance with the procedures described in Section 302(c)(2) of the Code. A United States Holder may also satisfy the “complete termination” test if, in the same transaction, some of its shares of stock in Optimum are redeemed and all of the remainder of its shares of stock in Optimum are sold or otherwise transferred to a third party so that after the transaction the United States Holder no longer owns (actually or constructively) any shares of stock in Optimum. United States Holders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their own tax advisors concerning the mechanics and desirability of such a waiver.

The purchase of a United States Holder’s shares by CSC Investments II in the Offer will result in a “substantially disproportionate” redemption with respect to the United States Holder if, among other things, (1) the percentage of the outstanding voting stock in Optimum actually and constructively owned by the United States Holder immediately after the purchase is less than 80.0% of the percentage of the outstanding voting shares of stock in Optimum actually and constructively owned by the United States Holder immediately before the purchase, and (2) immediately following the purchase the United States Holder actually and constructively owns less than 50.0% of Optimum’s total combined voting power. Due to the application of the constructive ownership rules described above (including the attribution of shares held by CSC Investments II) and the dependence of this test on the results of the Offer, it may be difficult for a United States Holder to determine with certainty at the time of tender whether the “substantially disproportionate” test will be satisfied. United States Holders should consult their own tax advisors concerning the application of the “substantially disproportionate” test to their particular circumstances.

The purchase of a United States Holder’s shares by CSC Investments II in the Offer will generally be treated as “not essentially equivalent to a dividend” if it results in a meaningful reduction of the United States Holder’s proportionate interest in Optimum. Whether a United States Holder meets this test depends on the United States Holder’s particular facts and circumstances and the results of the Offer, including the number of shares actually purchased by CSC Investments II from other tendering stockholders and any proration of tendered shares. The IRS has indicated that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of 1.0% or less) and who exercises no control over corporate affairs should constitute a “meaningful reduction.” However, due to the application of the constructive ownership rules described above (including the attribution of shares held by CSC Investments II) and the dependence of this test on the results of the Offer, it may be difficult for a United States Holder to determine with certainty at the time of tender whether the “meaningful reduction” requirement of the “not essentially equivalent to a dividend” test will be satisfied. United States Holders should consult their own tax advisors as to the application of this test to their particular circumstances.

Each United States Holder should be aware that acquisitions or dispositions of shares as part of a plan that includes the United States Holder’s sale of shares pursuant to the Offer may need to be taken into account in determining whether any of the Section 302 tests are satisfied. Each stockholder also should be aware that because proration may occur in the Offer, even if all the shares of stock in Optimum actually and constructively owned by a stockholder are tendered pursuant to the Offer, fewer than all of the shares tendered may be purchased by CSC Investments II unless the tendering stockholder has made a conditional tender. See Section 6. Thus, proration may affect whether the exchange of shares by a United States Holder pursuant to the Offer will meet any of the Section 302 tests.

Furthermore, while a stockholder may make a conditional tender (as described in Section 6), a conditional tender may not be sufficient to ensure sale or exchange treatment. If a stockholder retains any equity interest in Optimum following the Offer, the constructive ownership rules discussed above will treat that stockholder as constructively owning a proportionate interest in the shares purchased and held by CSC Investments II, which could prevent satisfaction of the “substantially disproportionate” test or the “meaningful reduction” requirement of the “not essentially equivalent to a dividend” test. Further, even if a stockholder uses a conditional tender to successfully terminate 100.0% of their actual equity interest in Optimum, they may still fail to achieve a complete termination for tax purposes if they constructively own other equity interests in Optimum via attribution from related parties. United States Holders are urged to consult their tax advisors regarding the interplay between conditional tenders and the constructive ownership rules.

Due to the factual nature of these tests, United States Holders should consult their tax advisors to determine whether the purchase of their shares in the Offer qualifies for sale or exchange treatment in their particular circumstances.

Sale or Exchange Treatment.    If the receipt of cash by a United States Holder in exchange for shares pursuant to the Offer is treated as a sale or exchange of such shares for U.S. federal income tax purposes pursuant to Sections 302 and 304 of the Code (as described above), the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United States Holder for such shares and (2) the United States Holder’s “adjusted tax basis” for such shares at the time of the sale. Generally, a United States Holder’s adjusted tax basis for the shares will be equal to the cost of the shares to the United States Holder, decreased (but not below zero) by the amount of any previous distributions with respect to such shares treated as a tax-free return of capital. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder’s holding period for the shares that were sold exceeds one year as of the date CSC Investments II is treated as purchasing the shares in the Offer for U.S. federal income tax purposes. A United States Holder that is an individual, trust or estate is generally eligible for a reduced rate of U.S. federal income tax on long-term capital gain. A United States Holder’s ability to deduct capital losses may be limited. Gain or loss must be determined separately for each block of shares (generally, shares acquired by a United States Holder at the same cost in a single transaction) CSC Investments II purchases in the Offer. A United States Holder may be able to designate, generally through its broker, which blocks of shares of Optimum stock it wishes to tender if less than all of its shares are tendered, and the order in which different blocks will be purchased by CSC Investments II in the event of proration under the Offer. United States Holders should consult their own tax advisors concerning the mechanics and desirability of that designation.

Distribution Treatment.    If a United States Holder’s receipt of cash attributable to an exchange of shares for cash pursuant to the Offer does not meet one of the Section 302 tests described above, then the full amount of cash received by the United States Holder with respect to CSC Investments II’s purchase of shares under the Offer will be treated as a distribution to the United States Holder with respect to the United States Holder’s shares and will be treated as ordinary dividend income to the United States Holder to the extent of the current or accumulated earnings and profits of CSC Investments II and then of Optimum, if any, as determined under U.S. federal income tax principles.

Provided certain holding period requirements and other conditions are satisfied, non-corporate United States Holders generally will be subject to U.S. federal income tax at a maximum rate of 20.0% with respect to any such dividend income. To the extent that the amount of the distribution exceeds the aggregate current and accumulated earnings and profits of CSC Investments II and Optimum, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in the shares exchanged in the Offer. Any amount remaining after the United States Holder’s adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain realized on the sale or exchange of such shares. Any such capital gain will be long-term capital gain if the United States Holder’s holding period for the shares on the date of the sale exceeds one year. The redeemed stockholder’s basis in the redeemed shares (after any reduction as noted above) will be allocated to other shares of stock in Optimum held by the redeemed stockholder. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate United States Holders should consult their own tax advisors regarding the U.S. federal tax consequences of the Offer in relation to their particular facts and circumstances.

The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, if the sale of shares pursuant to the Offer is treated as a distribution rather than a sale or exchange under Section 302 of the Code, the extent to which such distribution will be treated as a dividend is unclear.

Consequences to Tendering Non-United States Holders.

Sale or Exchange Treatment.    Gain realized by a Non-United States Holder on an exchange of shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the exchange is treated as a sale or exchange for U.S. federal income tax purposes pursuant to the Section 302 tests of the Code described above under “Consequences to Tendering United States Holders — Characterization of the Purchase” unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if required pursuant to an applicable income tax treaty, the gain is attributable to a United States permanent establishment maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is physically present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, or (3) the shares that are exchanged constitute a “United States real property interest” with respect to the Non-United States Holder.

A Non-United States Holder described in clause (1) above will be subject to U.S. federal income tax on a net income basis at applicable U.S. federal income tax rates in much the same manner as if such Non-United States Holder were a United States Holder, and in the case of a corporate Non-United States Holder, such Non-United States Holder may be subject to a branch profits tax at a 30.0% rate, or a lower rate specified in an applicable income tax treaty. An individual described in clause (2) above will be taxed at a flat rate of 30.0% (or such lower rate as may be specified by an applicable income tax treaty) on his or her gains, which may be offset by certain U.S. source capital losses of such Non-United States Holder provided that such Non-United States Holder has timely filed U.S. federal income tax returns with respect to such losses.

The shares will constitute a United States real property interest with respect to a Non-United States Holder if (1) Optimum is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-United States Holder held such shares or (ii) the 5-year period ending on the date the Non-United States Holder exchanges such shares pursuant to the Offer and (2) the Non-United States Holder actually or constructively owns or has owned (at any time during the shorter of such periods) more than 5.0% of the fair market value of the shares. The determination of whether Optimum is or was a “United States real property holding corporation” depends on the fair market value of Optimum’s United States real property interests relative to the fair market value of Optimum’s other trade or business assets and Optimum’s non-U.S. real property interests. If gain on the disposition of the shares were subject to taxation because of clause (3) above, the Non-United States Holder generally would be subject to U.S. federal income tax at applicable U.S. federal income tax rates in much the same manner as if such Non-United States Holder were a United States Holder (but a corporate Non-United States Holder would not be subject to the branch profits tax). We do not believe that Optimum is or has been, at any time during the 5-year period preceding the sale of shares pursuant to the Offer, a United States real property holding corporation.

Distribution Treatment.    If a Non-United States Holder does not satisfy any of the Section 302 tests explained above under “Consequences to Tendering United States Holders — Characterization of the Purchase,” the full amount received by the Non-United States Holder with respect to CSC Investments II’s purchase of shares under the Offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s shares, rather than as an amount received in a sale or exchange of such shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or a capital gain from the sale of shares, and the reallocation of the basis of the redeemed shares, will be determined in the manner described above under “Consequences to Tendering United States Holders — Distribution Treatment.” However, because satisfaction of the Section 302 tests is dependent on facts which may be unique as to each stockholder, and on the results of the Offer, including the number of shares actually purchased by CSC Investments II from other tendering stockholders and any proration of tendered shares, the Depositary or other applicable withholding agent will generally treat amounts received by a Non-United States Holder with respect to CSC Investments II’s purchase of shares under the Offer as dividends and not as tax-free returns of capital or capital gains distributions, and such dividends will generally be subject to withholding of U.S. federal income tax at the rate of 30.0% or such lower rate as may be specified by an applicable income tax treaty, unless such dividends are effectively connected with a Non-United States Holder’s conduct of a trade or business within the United States. To obtain a reduced rate of, or exemption from, withholding under an applicable income tax treaty, a Non-United States Holder must provide a validly completed and executed IRS Form W-8BEN or W-8BEN-E, as appropriate, certifying, under penalties of perjury, that the Non-United States Holder is a non-U.S. person and that the dividends are subject to a reduced rate of, or exemption from, withholding under the applicable income tax treaty. Non-United States Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty.

A Non-United States Holder may be eligible to obtain a refund from the IRS of all or a portion of any amount withheld if (a) the Non-United States Holder meets one of the Section 302 tests that would characterize the transaction as a sale or exchange (as opposed to a distribution) with respect to which the Non-United States Holder is not subject to U.S. federal income tax, or (b) the Non-United States Holder is otherwise able to establish that no tax or a reduced amount of tax is due (for example, because the Non-United States Holder was entitled to a reduced rate of, or exemption from, withholding under an applicable income tax treaty and a higher withholding rate was applied), and in each case the requisite information is timely furnished to the IRS.

Amounts treated as dividends that are effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-United States Holder in the United States) are generally taxed in the manner and at the rates applicable to United States Holders, as described above under “Consequences to Tendering United States Holders — Distribution Treatment.” In such cases, the Non-United States Holder will not be subject to withholding so long as such Non-United States Holder complies with applicable certification and disclosure requirements by providing a validly completed and executed IRS Form W-8ECI certifying, under penalties of perjury, that the Non-United States Holder is a non-U.S. person and the dividends are effectively connected with the conduct of a trade or business by the Non-United States Holder within the United States and includible in that holder’s gross income. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30.0% rate, or a lower rate specified in an applicable income tax treaty. See Section 3 “Procedures For Tendering Shares” with respect to the application of U.S. federal income tax withholding to payments made to Non-United States Holders.

As discussed above, even if a Non-United States Holder tenders shares held in its own name as a holder of record and delivers to the Depositary, or other applicable withholding agent, a validly completed and executed applicable IRS Form W-8 before any payment is made so as to avoid backup withholding, the Depositary or other applicable withholding agent will generally withhold 30.0% of the gross proceeds unless such Depositary or other applicable withholding agent determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable, regardless of whether the payment is validly exempt from U.S. federal income tax under one of the Section 302 tests. Non-United States Holders should consult their own tax advisors regarding the application of the 30.0% withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.

United States Federal Income Tax Backup Withholding and FATCA Withholding.    See Section 3 “Procedures For Tendering Shares” with respect to the U.S. federal income tax backup withholding and FATCA withholding requirements.

THIS DISCUSSION IS GENERAL IN NATURE AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR STOCKHOLDER IN LIGHT OF THE STOCKHOLDER’S PARTICULAR CIRCUMSTANCES, OR TO CERTAIN TYPES OF STOCKHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER U.S. FEDERAL INCOME TAX LAWS. YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS.

15     Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment and not pay for any shares not theretofore accepted for payment or paid for, subject to applicable law, and to postpone payment for shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered to stockholders pursuant to the Offer or by increasing or decreasing the value of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through a newswire service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•        we increase or decrease the price to be paid for shares or increase by more than 2.0% or decrease the number of shares sought in the Offer; and

•        the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, then, in each case, the Offer will be extended so that it will remain open for a period of ten business days from and including the date that such increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

16     Fees and Expenses

We have retained D.F. King & Co., Inc. to act as Information Agent and Equiniti Trust Company, LLC (the “Depositary”) to act as Depositary in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive customary compensation for their respective services in connection with the Offer, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against various liabilities in connection with the Offer, including liabilities under the United States federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent and the Depositary as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominee stockholders are urged to consult the brokers, dealers or other nominee stockholders to determine whether transaction costs may apply if stockholders tender shares through the brokers, dealers or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or an agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares pursuant to the Offer, except as otherwise provided in Section 5.

Certain officers and employees of CSC Investments II and Optimum may render services in connection with the Offer but will not receive any additional compensation for such services.

Optimum generally is subject to a 1.0% U.S. federal excise tax on certain repurchases (including redemptions) of its stock. Under the Code, the purchase of Optimum’s stock by CSC Investments II, as a specified affiliate of Optimum, is treated as a repurchase by Optimum for purposes of this tax. The excise tax is imposed on Optimum itself, not its stockholders from whom the shares are repurchased. The amount of the excise tax is generally 1.0% of any positive difference between the fair market value of any shares repurchased by the repurchasing corporation during a taxable year and the fair market value of certain new stock issuances by the repurchasing corporation during the same taxable year. Although applicable U.S. Treasury regulations provide an exception for repurchases that are treated as a dividend for U.S. federal income tax purposes, this exception applies only to stock that the corporation itself repurchases, and, accordingly, may not be available where the repurchase is effected by a specified affiliate of such corporation. As such, because CSC Investments II is effecting the repurchase of shares of Optimum, it is expected that the excise tax will apply to Optimum and that no exception for dividend treatment will be available. Optimum will pay any excise tax out of cash on hand and it will therefore not reduce the amount of cash distributed to a stockholder in a repurchase.

None of the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning CSC Investments II, Optimum, their respective affiliates or the Offer contained or referred to in this Offer to Purchase or for any failure by CSC Investments II, Optimum or their respective affiliates to disclose events that may have occurred and may affect the accuracy or completeness of such information.

None of the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering shares of Optimum’s Class A Common Stock.

17     Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers licensed under the laws of such jurisdiction.

After completion of the Offer, we may purchase additional shares in the open market, private transactions, exchange offers, tender offers or otherwise, in each case subject to market and other conditions. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, Optimum’s business and financial position and general economic and market conditions.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Optimum.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer. You should rely only on the information contained or incorporated by reference in this Offer to Purchase and in the Letter of Transmittal. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of CSC Investments II or Optimum or any of their respective subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any such information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, Optimum, the Depositary or the Information Agent, or any of our or their affiliates.

CSC Investments II LLC

June 1, 2026

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of Optimum or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

If delivering by express mail, courier,
or other expedited service:

1110 Centre Pointe Curve
Suite # 101
Mendota Heights, MN 55120
Attn: Onbase — Reorganization Department

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent. The Information Agent will promptly furnish to stockholders additional copies of these materials at CSC Investments II’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

28 Liberty Street, 53rd Floor
New York, New York 10005
Call Toll Free: (866) 796-1290
Banks and Brokers Call Collect: (646) 756-1692
Email: CSC@dfking.com